Exhibit 10.26

[*]	indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

COAL MINING LEASE

THIS LEASE, entered into this 29th day of July, 2005, by and between RGGS LAND & MINERAL LTD., L.P., a Delaware limited liability partnership, hereinafter referred to as “RGGS”, and SUGAR CAMP ENERGY, LLC, a Delaware limited liability company, hereinafter referred to as “Lessee”.

W I T N E S S E T H

1.	GRANTING CLAUSE

RGGS, as a contemporaneous exchange in consideration of the covenants of Lessee, as hereinafter expressed to be kept and performed, hereby grants to Lessee, to the extent of RGGS’s interests;

(1) The right to mine and remove coal by underground mining methods, and Lessee agrees to mine by such stated methods only, the Economically Mineable and Merchantable Coal which can be mined by such methods from the No. 5 and No. 6 Seams of coal (together hereinafter referred to as the “Coal”), as may exist in those certain lands of RGGS located in Franklin County, Illinois, described in detail in “EXHIBIT A” and as shown on map labeled “EXHIBIT B”, both attached hereto and made a part hereof, said lands hereinafter referred to as the “Premises” and including, only to the extent of RGGS’s interest as conveyed to RGGS and RGGS’s predecessors in title and ownership, the right to mine and remove all said Coal underlying the surface without being liable for any injury or damage to the owner of the superincumbent soil and to said soil or any thing therein or thereon from any and all causes whatsoever, or for surface subsidence caused by mining out the coal or from not leaving pillars or artificial supports under said land. RGGS further grants unto Lessee, subject to the Wheelage provisions of section 16 below, the right to make and use underground passages or entries through the Premises to and from other mines and lands adjacent thereto and the removal of coal and other property there from and with the right to the use of said passages and entries until the termination of this Lease as reasonably necessary by Lessee and its assigns.

(2) The right to produce and sell Gob Gas and Horizontal Borehole Gas (both as defined herein) from the Premises,

2.	RGGS’S OWNERSHIP

2.1 RGGS owns all interests in surface and minerals in the portions of the above referenced Premises as indicated on the attached Exhibits and said surface is included in this lease as a part of the Premises.

2.2 RGGS owns coal and mining rights only and rights to coal bed methane in the portions of the referenced Premises as indicated on the attached Exhibits. It is hereby understood and irrevocably agreed that Lessee is responsible for acquiring, at its sole expense and efforts, any additional rights to the surface of said Premises as may be necessary for Lessee’s operations hereunder.

2.3 It is hereby understood, and Lessee irrevocably agrees, that RGGS does not warrant either the title to any of the above referenced Premises or the condition, quality, quantity, economic mineability, merchantability, or the existence of any coal or coal seam gas which may occur or exist on the Premises described herein, and that Lessee has satisfied itself as to the sufficiency of RGGS’s title to the Premises and as to the sufficiency, recoverability, and existence of any coal which may exist on the Premises prior to entering into this Lease.

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3.	PRIOR CONTRACTS

3.1 This Lease is made subject to all easements, rights-of-way, contracts, leases, agreements, or other rights of third parties now in existence which affect the Premises covered by this Lease, whether or not of record, that are listed on the attached Exhibit “C”, or tendered to Lessee pursuant to section 3.3, below (collectively “Prior Agreements”). Lessee agrees to cooperate with the parties to all prior leases and contracts affecting the Premises in order to maximize, to the extent economically practical, the recovery of mineral resources reserved by RGGS under this Lease. To the extent permitted by Prior Agreements, RGGS agrees to cooperate with Lessee to allow Lessee to maximize fully its operations on the Premises by restricting the operations of third parties in areas where Lessee plans to mine coal. Lessee agrees to pay such reimbursement as may be required for the removal of existing oil and gas or coal seam gas wells, or wells hereinafter installed pursuant to rights granted by Prior Agreements. To the extent that RGGS has the right to do so under Prior Agreements, RGGS agrees to cause the lessee to plug all wells which will be plugged in the normal course of operations under Prior Agreements to be plugged and certified as plugged, to MSHA and state standards for mining through wells.

3.2 Upon execution of this Lease and for the purpose of allowing RGGS to coordinate its other activities and Prior Agreements on the Premises with. Lessee’s activities, Lessee shall submit to RGGS three (3) copies of a map or maps showing the areas of the Premises where Lessee intends to conduct coal mining, for the next ten (10) year period (Mine Plan). Thereafter on or before July 1 of each year, Lessee shall provide RGGS with an updated Mine Plan for the following ten (10) years. Lessee may, at its discretion, submit the form of Mine Plan used in their normal planning activities provided that they include the information otherwise required by Section 20.1 hereof, unless such requirement is waived by RGGS.

3.3 Prior to execution of this Lease, RGGS tendered photocopies or made available to Lessee for inspection of all its records relating to deeds, easements, rights-of-way, contracts, leases or agreements relating to the Premises to Lessee. These records, along with the public records of Franklin County, Illinois affecting the Premises, to the best of RGGS’s knowledge comprise the “Prior Agreements.”

4.	EFFECTIVE DATE AND TERM

4.1 This Lease shall become effective upon the date of execution hereof and shall continue in effect for a term of twenty (20) years, unless sooner terminated, as otherwise provided herein (the “Primary Term”).

4.2 Extension of the Term or Option to Extend Term.

(a) This Lease shall, at the option of Lessee, renew for an extended term (an “Extended Term”) of ten (10) years, if at the end of the Primary Term of this Lease:

(i)	Lessee has exercised reasonable efforts to mine on the Premises but has not completed the mining of all the Economically Mineable and Merchantable Coal on the Premises; and

(ii)	Lessee, its agents and assigns, are in material compliance with all the terms and conditions of this Lease; and

(iii)	Lessee has mined and paid RGGS the Actual Production Royalty on at least fifty million (50,000,000) tons of coal from the Premises.

(b) Lessee may exercise its option to extend the term of this Lease beyond its Primary Term for an Extended Term, if at the end of the Primary Term the conditions in sections 4.2(a)(i) and (ii) are met and, (x) Lessee gives RGGS written notice of its desire for an extension at least ninety (90) days, but not more than 365 days, prior to the end of said Primary Term ( the “Notice Period”) and (y) having failed to mine and pay Actual Production Royalty on 50,000,000 tons of coal, Lessee pays RGGS, on or before the 20th anniversary of the date of this Lease, pays the estimated Actual Production Royalty based on the weighted average sales price per ton of Actual Production Royalty paid by Lessee during the previous three (3) years on the difference between said 50,000,000 tons of coal and the number of tons actually mined and paid Production Royalty on by Lessee.

(c) At least thirty (30) days but not more than ninety (90) days prior to the beginning Notice Period, RGGS shall give notice to Lessee of the approaching end of the Primary Term; and should RGGS fail to do so, the commencement of the Notice Period shall be extended until notice by RGGS.

4.3 Extension of the Term or Option to Further Extend Term

(a) This Lease shall, at the option of Lessee, renew for an additional Extended Term if at the end of the Extended Term created pursuant to section 4.2, or any Extended Term created pursuant to this section 4.3 (within the specific limitation on Extended Terms as set forth in section 4.4):

(i) Lessee has exercised reasonable efforts to mine on the Premises, but has not completed the mining of all the Economically Mineable and Merchantable Coal on the Premises; and

(ii) Lessee, its agents and assigns, are in material compliance with all the terms and conditions of this Lease; and

(iii) During such Extended Term Lessee has mined and paid RGGS the Actual Production Royalty on at least thirty million (30,000,000) tons of coal from the Premises.

(b) Lessee may exercise its option to extend the term of this Lease for an additional Extended Term, if at the end of an Extended Term the conditions in sections 4.3(a)(i) and (ii) are met and, (x) Lessee gives RGGS written notice of its desire for an extension at least ninety (90) days, but not more than 365 days, prior to the end of said Extended Term and (y) having failed to mine and pay Actual Production Royalty on 30,000,000 tons of coal, Lessee pays RGGS, on or before the 10th anniversary of the date of the Extended Term, the estimated Actual Production Royalty based on the weighted average sales price per ton of Actual Production Royalty paid by Lessee during the previous three (3) years on the difference between said 30,000,000 tons of coal and the number of tons actually mined and paid Production Royalty on by Lessee.

(c) At least thirty (30) days but not more than ninety (90) days prior to the beginning Notice Period, RGGS shall give notice to Lessee of the approaching end of the Primary Term; and should RGGS fail to do so, the commencement of the Notice Period shall be extended until notice by RGGS.

4.4 Limitation on Options, No Perpetual Lease

Notwithstanding the provisions of section 4.2 and 4.3, the maximum term of years, including the Primary Term, and all extended terms, of this Lease shall not exceed eighty (80) years. The parties expressly state that it is not their intent to create a perpetual lease nor to convey a freehold estate of any kind.

4.5 Waiver

RGGS, at its sole option, may waive the tonnage prerequisite for Lessee’s extension of the term of this Lease; provided, however, that waiver by RGGS in one instance shall not constitute a waiver with respect to nor require RGGS to waive any future tonnage prerequisite.

5.	ACTUAL PRODUCTION ROYALTY

5.1 The “Actual Production Royalty” which shall be paid to RGGS, when due and without demand by RGGS, for each ton of two thousand (2,000) pounds of coal mined from the Premises by Lessee, its agents or assigns, and sold to Bona Fide Purchasers or used and consumed by Lessee during the term hereof shall be [*]. The volumes used to calculate the Actual Production Royalty will be the actual tons sold to Bona Fide Purchasers.

5.2 If coal mined from the Premises is blended or commingled with coal mined elsewhere than from the Premises, then each month, Lessee shall determine the estimated quantity of coal mined from the Premises by prorating the total actual tonnage mined from all sources among the properties from which coal was mined on the basis of volumetric measurements of the quantity of coal mined from each of the sources or properties. Such volumetric measurements shall be based on surveys performed by Lessee’s chief engineer or other person reasonably acceptable to RGGS. The quantity of coal upon which Lessee pays Actual Production Royalty shall be determined by pro rating an “engineer’s measurement” of the area mined out during each month between Premises coal and non-premises coal and then applying that ratio to either the actual tons paid for by Bona Fide Purchasers that month under section 5.1 or consumed coal under section 5.3(b), as appropriate. Calculations of the engineer’s measurement for coal removed shall be based on the localized average height of the coal seam mined and processed by Lessee, exclusive of rock and other refuse within and without the actual coal seam. Coal weight shall be calculated at 80.0 pounds per cubic foot on the volume derived from said measurements. Measurement of the thickness of coal shall be conducted not less than once per month by representatives of Lessee for the purpose of obtaining the average section or sections to be used in computing the net tonnage extracted during the preceding month. Such measurements shall be made at all places necessary to establish a fair average. RGGS shall be permitted to join Lessee in conducting said measurements if RGGS so desires. For any month in which Lessee determines the quantity of coal mined and/or shipped from the Premises by prorating, Lessee shall include with its royalty payment a copy of the calculations whereby Lessee determined such prorating, together with any other supporting documentation reasonably requested by RGGS.

5.3 (a) If Lessee uses or consumes coal on the Premises, then Actual Production Royalty on such coal shall be paid as provided in section 7.3. In such event the parties will meet and negotiate the open market mine mouth price for such coal in good faith. If after sixty (60) days of negotiation, the parties cannot agree on the open market mine mouth price for the coal, then the matter shall be resolved by the Dispute Resolution Provisions of section 38F; provided, however, that instead of a mining engineer being the arbitrator, the arbitrator will be a coal buyer having more than 20 years experience in buying, selling or brokering of coal.

(b) If Lessee uses or consumes coal on the Premises, then it shall maintain accurate belt scales or an accurate batch weighing system. The weights from this system shall govern the calculation of tonnage for such coal. RGGS shall have the right to inspect; review and test said scales or weighing system and be present at any calibration of the scales or weighing system and to receive copies of any documentation about calibration. It is understood that any errors in these respects, when ascertained, shall be promptly recognized and corrected by Lessee. Lessee’s belt scales or weighing system shall be calibrated not less than once every six months of the Primary Term or Extended Term of this lease. Should RGGS desire more frequent calibration, RGGS shall have the right at RGGS’s expense, to have the scales or weighing system calibrated up to twice a year, at anytime.

5.4 For verification purposes, and without regard to the provisions of section 5.3, Lessee shall install and maintain accurate belt scales. RGGS shall have the right to inspect, review and test said scales and be present at any time that the scales are calibrated and to receive copies of any documentation about scale calibration. It is understood that any errors in these respects, when ascertained, shall be promptly recognized and corrected by Lessee. Lessee’s belt scales shall be calibrated not less than once every six months of the Primary Term or Extended Term of this lease. Should Lessee choose not to install belt scales, or Lessee’s belt scales are not properly operating, RGGS shall have the right, at RGGS’s option and expense, to install belt scales of its own to verify the accuracy of Lessee’s coal production. In addition RGGS shall have the right from time to time to take any samples or measurements of coal that it might deem necessary. Said installations, sampling or measurements shall be coordinated with Lessee so as to minimize interference with Lessee’s operations.

5.5 The Parties understand and agree that the rail weights and barge draft calculations govern payment under section 5.1 and that the weights that may govern payment under 5.3(b) may be substantially different from engineering calculations of the volume of coal mined under 5.2.

6.	GOB GAS AND HORIZONTAL BOREHOLE GAS ROYALTY

6.1 Lessee shall have the right to vent or flare Gob Gas and Horizontal Borehole Gas produced from the Premises for the purpose of ventilating its mine for safety reasons only and no royalty shall be due RGGS for such vented or flared Gob Gas or Horizontal Borehole Gas. If Lessee elects to sell or use Gob Gas and/or Horizontal Borehole Gas produced hereunder, the Lessee shall pay a royalty on all Gob Gas and/or Horizontal Borehole Gas sold or used and shall otherwise strictly comply with the provisions hereof.

6.2 The actual royalty which shall be paid to RGGS, when due and without demand by RGGS for each cubic foot of Gob Gas and/or Horizontal Borehole Gas produced from the Premises and sold to Bona Fide Purchasers (as defined in section 9) in arm’s-length transactions f.o.b. the Delivery Point during the Term hereof shall be [*]. Said Gob Gas and/or Horizontal Borehole Gas Royalty shall be paid to RGGS on or before the twentieth (20th) day of the second month following the month in which such Gob Gas and/or Horizontal Borehole Gas is produced and sold hereunder.

6.3 For the purposes of this Lease, the term “Gob Gas” shall mean that gas which is liberated and accumulates within the highly broken and fractured collapse zones resulting from the Second Mining of coal seams. The term “Second Mining” includes all forms of underground mining, including technologies not yet developed which may come to be known in the future, which result in the collapse and fracturing of the strata over lying the coal beds, and includes but is not limited to full or partial pillar mining, short and long wall mining.

6.4 For the purposes of this Lease the term “Horizontal Borehole Gas” shall mean coal seam gas produced by horizontal drilling methods from underground mine openings.

6.5 For the purposes of this Lease the term “Gas Gross Sales Price” as used herein for Gob Gas and/or Horizontal Borehole Gas shall mean the actual sales price at which gas is sold to a Bona Fide Purchaser, f o.b. the Delivery Point, less any severance taxes or transportation charges by a third party transmission line operator, plus BTU bonus or minus BTU penalty without deduction from said Gross Sales Price for costs of any brokerage fees, sales commissions, treatment or gathering charges, compression charges, or any other charges which are not approved in writing by RGGS, which approval may be withheld for any reason within the discretion of RGGS.

6.6 For purposes of this Lease, the term “Delivery Point” shall mean the point at which Gob Gas and/or Horizontal Borehole Gas produced hereunder is delivered for sale whether from the wellhead, compressing station or point of entry in a transmission line, carrier or final end-user purchaser, as the case may be. Gob Gas and/or Horizontal Borehole Gas produced hereunder shall be produced, measured, metered, compressed, transported, flared, vented, handled and reported by measures, technologies and methods of accepted industry standards which shall at all times be satisfactory in all respects to RGGS.

6.7 The royalty due RGGS for Gob Gas and/or Horizontal Borehole Gas produced from the Premises and used either on or off the Premises in the manufacture of gasoline, or any other products of any description whatsoever, shall be equal to that royalty stated in section 6.2 above. For Gob Gas and/or

Horizontal Borehole Gas produced from the Premises and used on the Premises for the treating and processing of Gob Gas and/or Horizontal Borehole Gas produced form the Premises, no royalty shall be due RGGS.

7.	GROSS SALES PRICE OF COAL

7.1 For the purposes of reporting coal tonnages mined and sold and for the calculation and payment of any royalty (Actual Production, Minimum, or otherwise) due RGGS for coal mined and sold under this Lease, the term “Gross Sales Price”, as used herein, shall mean the final and actual sales price at which any and all coal mined under or pursuant to this Lease, is sold in an arms’-length transaction to a Bona Fide Purchaser, f.o.b. the Loading Point, after final preparation and loading, plus any premium payments or minus any penalties received by the Lessee from the purchaser and/or final consumer of the coal.

7.2 No deductions from said Gross Sales Price shall be made by Lessee, or recognized by RGGS, for any and all on-site or pre-Loading Point transportation charges, loading charges, handling charges, washing costs or charges, blending or preparation charges, or fees of any kind whatsoever, brokerage charges or fees, sales commissions, coal analysis charges or fees, sales tax, severance tax, license tax, privilege tax, occupational tax, advertising, credit losses or any other charges or fees of any description whatsoever. Except, however, in the case of coal mined from the Premises hereunder and sold to Bona Fide Purchasers f.o.b. some point other than the mine or preparation plant, the Gross Sales Price of such coal may be reduced by deducting from the final and actual Gross Sales Price at which such coal is sold to Bona Fide Purchasers, all reasonable costs paid to Third Party(ies) for transportation, loading and handling beyond the mine or preparation plant, as the case may be. Any deviation from the use of the Gross Sales Price, as defined and as used herein, for the reporting and calculation of any royalty (Actual Production, Minimum, or otherwise) due RGGS for coal mined and sold from the Premises under or pursuant to this Lease shall not be recognized or allowed unless said deductions are first approved in writing by RGGS, which approval may be withheld without cause.

7.3 For any coal mined from the Premises under this Lease and used or consumed, for any reason or purpose whatsoever, by Lessee, its principals, employees, agents, associates, Affiliates, or assigns, without sales by Lessee, the Gross Sales Price used for calculation of any and all royalty (Actual Production, Minimum, or otherwise) due and payable to RGGS for such coal shall be the prevailing open market price of coal of comparable and similar quality and quantity recently sold by Lessee and others to Bona Fide Purchasers in arms’-length transactions, adjusted to be the equivalent of f.o.b. the Loading Point.

7.4 Notwithstanding the provisions of section 7.1 through 7.2, the following minimum pricing provision shall apply [*].

8.	LOADING POINT

The term “Loading Point”, as used herein, shall mean the point at which coal mined from the Premises by Lessee, its principals, employees, agents, associates, Affiliates or assigns under this Lease leaves the possession and control of Lessee, its principals, employees, agents, associates, Affiliates or assigns to be shipped to market or the final consumer of the coal, as the case may be, whether from the mine or preparation plant as the case may be. Any deviation from the use of the Loading Point, as defined and as used herein, for the reporting and calculation of any royalty (Actual Production, Minimum, or otherwise) due RGGS for coal mined and sold from the Premises under or pursuant to this Lease shall not be recognized or allowed unless said use is first approved in writing by RGGS, which approval may be withheld without cause.

9.	BONA FIDE PURCHASER, AFFILIATE

9.1 The term “Bona Fide Purchaser”, as used herein, shall mean a third-party independent purchaser, not an Affiliate of Lessee, who pays valuable consideration in good faith in an arms’-length transaction without intending to take or inadvertently taking unfair advantage of RGGS or Lessee. The term “Affiliate” shall include any persons, companies, or entities, together with their principals, employees, contractors, agents and/or assigns, who own or control twenty-five percent (25%) or more of the ownership interest of one another, and shall include, the parent or subsidiary of Lessee, or the subsidiary of Lessee’s parent, whether or not wholly owned.

9.2 For the purposes of reporting the sales and Gross Sales Prices of coal, Gob Gas or Horizontal Borehole Gas (also referred to collectively as “gas”) produced under or pursuant to this Lease, and for the purposes of calculating and paying any and all royalties (Actual Production, Minimum, or otherwise) due RGGS for coal or gas sold under or pursuant to this Lease, it is specifically understood and irrevocably agreed by Lessee that this Lease DOES NOT RECOGNIZE and DOES NOT ALLOW sales of coal or gas from the Premises under or pursuant to this Lease, or sales of coal transported onto, over, under, across, or through the Premises by Lessee, its principals, employees, agents, associates, Affiliates, or assigns, to any persons, parties, companies, corporations, or any other entities which do not specifically comply with the definitions of Gross Sales Price, Loading Point, and Bona Fide Purchaser as defined and as used in this Lease. It is hereby further specifically understood and irrevocably agreed by Lessee that it is the specific intent of this Lease that all sales of coal mined by the Lessee, its principals, employees, agents, associates, Affiliates, or assigns, from the Premises under or pursuant to this Lease shall be made and reported to RGGS, at the final and actual Gross Sales Price of the coal or gas sold on the open market to a non-related and unaffiliated third party Bona Fide Purchaser and/or final consumer of the coal or gas in an arms’-length transaction, and further that the royalty due and payable to RGGS under this Lease shall be based upon the final and actual Gross Sales Price of coal or gas sold on the open market to a non-related and unaffiliated Bona Fide Purchaser and/or final consumer in an arms’-length transaction without intending to take or inadvertently taking unfair advantage of RGGS or Lessee.

9.3 In the event of a sale other than to a Bona Fide Purchaser, then in addition to the other remedies available for default hereunder, Lessee shall pay to RGGS the additional royalties which would have been due to RGGS had such sale been to a Bona Fide Purchaser. Any deviation whatsoever by the Lessee, its principals, employees, agents, Affiliates, associates, or assigns, in sales of coal that do not comply with the definition of a “Bona Fide Purchaser” as described above, and as used herein, must first be approved in writing by RGGS.

10.	BLENDED COAL

If coal mined from the Premises by Lessee under this Lease by Lessee, its principals, employees, agents, associates, Affiliates, or assigns, shall be mixed, blended or commingled, in any proportion whatsoever, with coal mined elsewhere than from the Premises prior to the Loading Point, as defined herein, the Gross Sales Price used for calculation of royalty (Actual Production, Minimum, or otherwise) payable to RGGS for its proportionate share of any and all such mixed, blended, or commingled coal shall be that Gross Sales Price of the final mixed, blended, or commingled coal product sold to Bona Fide Purchasers, f.o.b. the Loading Point, in arms’-length transactions, regardless of any respective difference(s) in or between the quality and/or quantity of the coal mined from the Premises and the quality and/or quantity of the coal with which coal mined from the Premises is mixed, blended, or commingled.

11.	LEASE BONUS

As a contemporaneous exchange upon execution of this Lease, Lessee shall pay RGGS a bonus of [*] as consideration for this Lease (the “Bonus”). The Bonus is not refundable under any circumstance

12.	ADVANCE MINIMUM ROYALTY

Upon execution of this Lease, Lessee shall pay to RGGS, as a contemporaneous exchange, the sum of [*] which shall be considered as Advance Minimum Royalty. Said Advance Minimum Royalty shall be recoverable by Lessee only against Actual Production Royalty due RGGS for coal mined from the Premises during the Primary Term of this Lease. Any and all Advance Minimum Royalty which is not recovered against Actual Production Royalty due RGGS during the Primary Term hereof shall be forfeited by Lessee and retained by RGGS.

13.	MINIMUM ROYALTY

The Minimum Royalty which shall be paid to RGGS by Lessee, when due and without demand by RGGS, on or before the twentieth (20th) day of each month during the Primary Term or any Extended Term hereof beginning the first month after the third anniversary of the effective date of this lease shall be [*]. In the event that Lessee fails to procure coal sales agreements for a total of [*] by the time of first coal production from the Premises, the Minimum Royalty will be increased to [*] per month until such time as the coal sales agreements are procured. Minimum Royalty paid by Lessee during the Primary Term or any Extended Term of this Lease shall be recoverable only against Actual Production Royalty during the respective Primary Term or Extended Term when it was paid, plus two years. For emphasis, any and all Minimum Royalty paid by Lessee to RGGS during the Primary Term or any Extended Term of this Lease and not recovered against Actual Production Royalty prior to the extension, expiration, or termination of said Primary Term or any Extended Term of this Lease, for any reason whatsoever, shall be forfeited and retained by RGGS, if not recouped by Lessee within two years thereafter provided that the lease is not terminated during that period.

14.	CESSATION AND RECOVERY OF MINIMUM ROYALTY

Except as otherwise provided herein, if at any time during the Primary Term or any Extended Term of this Lease, Lessee shall have paid RGGS an amount of Minimum Royalty which is then equal to the number of tons of mineable coal remaining to be mined on the Premises multiplied times the average Actual Production Royalty rate paid per ton by Lessee during the then most recent six (6) months of this Lease, Lessee may, upon written notification to RGGS and only after receipt by RGGS of said written notification, for a period of time cease payment of further Minimum Royalty and apply any and all future Actual Production Royalty due RGGS against any unrecovered Minimum Royalty until such time as said amount of unrecovered Minimum Royalty has been reduced to zero (0), so long as said period of time does not exceed twelve (12) months from the date of Lessee’s written notification to RGGS of the existence of said condition. In the above described instance, Lessee’s payment of Minimum Royalty required hereunder shall resume when the amount of all unrecovered Minimum Royalty has been reduced to zero (0). In the event this Lease is terminated, for any reason whatsoever, and the Lessee has not recovered all of the outstanding Minimum Royalty paid by Lessee hereunder against Actual Production Royalty, as set out above, said unrecovered Minimum Royalty shall be irrevocably forfeited by Lessee.

15.	ESCROW FOR NO. 5 SEAM

To assure that Lessee mines the maximum amount of coal available from the Premises, Lessee will escrow the sum of [*] per ton for each ton of coal mined from the No. 6 Seam of coal from the Premises. Said escrowed amount shall be deposited in a financial institution and in investments reasonably acceptable to both Lessee and RGGS, pursuant to escrow or like commercially reasonable agreement customary for such deposits. All interest on said escrowed funds shall be paid directly to Lessee as it is earned. Lessee will be allowed to deduct the sum of [*] from the escrow account for each ton mined from the No. 5 Seam of coal from the Premises until the escrow account has been depleted. Any residual monies remaining in the escrow account upon the termination or expiration of this Lease shall be paid by the bank to RGGS.

16.	WHEELAGE ROYALTY

If Lessee should bring coal, coal products, or coal by-products through the Premises for sale to third parties, which coal has been mined, obtained or purchased elsewhere than from the Premises, Lessee shall pay to RGGS a Wheelage royalty of [*] for each ton of Two Thousand Pounds of such coal (hereinafter referred to as “Foreign Coal”) which is:

1. Transported into, through or under the subsurface of the Premises by way of underground entries, tunnels, passages and/or haulage ways in mines.

2. Stored or stockpiled in the subsurface of the Premises or loaded for sale to third parties from the Premises.

Foreign Coal shall include any and all coal and/or coal products and by-products mined, recovered, obtained or purchased by Lessee, its contractors, and Affiliates, from any location off the Premises, except for other lands of RGGS leased by Lessee. Lessee shall report all tonnages of Foreign Coal as separate items on the monthly report of production and royalty described in section 17 below. The provisions of this section shall apply in every case except for Foreign Coal of significantly different quality and characteristics brought by Lessee or others onto the Premises for the specific purpose of blending with coal mined by Lessee from the Premises in order to enhance the characteristics or increase the value of RGGS’s coal in the final blended product. Any exception(s) to the provisions of this section shall not be recognized or allowed unless said exception(s) are first approved in writing by RGGS, which approval may be withheld without cause.

17.	ROYALTY PAYMENTS AND REPORTS

Payments for coal mined and sold hereunder shall be made on a timely basis, when due and without demand by RGGS, on or before the twentieth (20th) day of each month (hereinafter the “Payment Deadline”) for all coal or gas mined or produced from the Premises, shipped, and sold, or used together with all Foreign Coal, transported and sold by the Lessee, and Affiliates, or assigns, during the preceding month, as to coal and during the second preceding month as to gas, as evidenced by a report or reports furnished by the Lessee to RGGS tendered contemporaneously with payment. Payments shall be made by check or wire transfer. If by check, payment shall be made to the following address:

RGGS Land & Minerals, Ltd., L.P.

P. O. Box 4667

Houston, TX 77010

Attn: Tom Speck

If the payment is made by wire transfer, it shall be to the following address:

Bank:	Mellon Bank- Pittsburg, PA
ABA:	043 00 0261
Credit To:	Merrill Lynch
Account #:	1011730
Further Credit To:	RGGS Land & Minerals, Ltd., L.P.
Account #:	589-07R15

Copies of the reports required in this section 17 and evidence of the wire transfer or check shall be forwarded by mail or fax to:

Mr. William F. Lawrence

RGGS Land & Minerals Ltd., L.P. 6200 E. J.

Oliver Blvd., Suite 126 Fairfield, Alabama

35064

Fax: 205-780-2827

The addresses for payment by check, by wire transfer and/or reports may be amended from time to time by RGGS upon notice to Lessee.

Not later than the Payment Deadline, Lessee shall report to RGGS showing the actual amount for each and every mining method of coal mined, processed, stockpiled, loaded, shipped, and sold from the Premises by Lessee, and Affiliates during the preceding month and shall also include individual sales of coal by Lessee, the customers to which coal was sold, the Gross Sales Prices of coal for each sale, itemization of allowable deductions for each sale, calculations of Actual Production Royalty due RGGS for each sale and for the preceding month, and the location, by Quarter-Quarter Section, Township, and Range, of the lands of RGGS from which such coal was mined. Not later than the Payment Deadline, Lessee shall report to RGGS showing the actual volume of Gob Gas and Horizontal Borehole Gas produced and sold from the Premises by Lessee and its Affiliates during the second preceding month, the name and address of the Purchaser, the gross amount of the sales price due from the Purchaser, and each and every deduction there from, together with the location, well name and well number, from which such gas was produced. Such report or reports shall be made either on a form or forms of RGGS supplied to Lessee or on a form or forms of Lessee that are approved by RGGS. Each report shall be certified to be true, accurate, and correct by Lessee and shall be to the satisfaction of RGGS. In any event, all of the aforementioned items shall be made available to RGGS by Lessee, at all times upon RGGS’s request, for any month during the term of this Lease. Such reports shall, at RGGS’s request, be accompanied by copies of invoices, purchase orders, sales receipts, bills of lading, truck weight tickets, railroad weight tickets, barge weight tickets, statements of transportation, washing and handling charges, and other forms of verification as may be deemed necessary by RGGS.

18.	BEST PRACTICE IN MINING

For the purpose of maximizing Actual Production Royalties due RGGS hereunder and conserving natural resources, Lessee shall conduct its coal mining operations on RGGS’s Premises in accordance with the Best Mining Practice of a prudent operator, so that there will be no needless or avoidable loss or waste of coal. The term “Best Mining Practice”, as used herein, shall mean those modern mining methods and practices employed by a prudent mining operator using modern mining equipment and techniques in the conduct of diligent and aggressive mining operations in an attempt to recover the maximum amount of coal which can be economically mined on the Premises (“Economically Mineable and Merchantable Coal”). The term “Economically Mineable and Merchantable Coal”, as used herein, is defined as that coal which can be economically mined by a prudent Lessee using modern mining methods, practices, techniques, and equipment in accordance with generally accepted industry standards and mining limits used by prudent operators mining similar quantities of similar quality coals under similar geologic and technical conditions. If Lessee should fail to mine all Economically Mineable and Merchantable Coal on the Premises with the Best Mining Practice and fail to mine all which could be economically mined prior to the expiration or termination of this Lease and, by Lessee’s actions or omissions, Lessee makes the subsequent recovery of such unmined coal impossible or uneconomical, upon notice from RGGS, Lessee shall promptly pay RGGS for all such unmined coal at the average Actual Production Royalty rate paid for coal mined hereunder, which royalty amount for such unmined coal shall be determined by a mutual negotiations concluded not later than sixty (60) days following such notice from RGGS, or, such negotiations failing, the matter shall be resolved by the Dispute Resolution Provisions of section 38F. In the event that the Dispute Resolution Provisions are invoked and the arbitrator determines that coal was not mined that should have been mined, then the Actual Production Royalty paid for such coal shall be based on the average sales price for the three year period with the year that the coal should have been mined being the middle year in the calculation. Lessee shall not, however, be held liable for rendering any coal unmineable or uneconomically recoverable when such act occurs pursuant to mining projections or plans that were reviewed without objection by RGGS pursuant to section 20, resolved after RGGS objection through the dispute resolution provisions of Section 38F or was caused by the normal reclamation of the Premises mined hereunder by a prudent operator using the Best Mining Practice, as defined herein, or was unmined or rendered unmineable as required by state and/or federal law.

19.	COMMENCEMENT OF OPERATIONS

It is understood and agreed by and between the parties hereto that a part of the consideration for RGGS entering into this Lease is Lessee’s commitment to promptly commence and actively pursue an aggressive coal mining operation in order to maximize the benefits of current coal market conditions. Without in any way limiting RGGS’s termination rights, as provided herein, failure of Lessee to commence bona fide coal production and continuous mining operations within four (4) years after the effective date of this Lease shall create the presumption that Lessee has failed to comply with the provisions of this section, unless such failure to commence mining operations is caused by Lessee’s inability, after diligent and aggressive efforts, to obtain the necessary permits relating to the start-up of mining activities from state and/or federal regulatory agencies. In the event that Lessee fails to commence bona fide coal production and continuous mining operations within four (4) years other than for reasons set forth in the preceding sentence after the effective date of this Lease, RGGS shall have the option to terminate this Lease and all payments made by Lessee to RGGS shall be forfeited by Lessee and in addition, Lessee shall deliver all project permits, engineering plans, marketing plans and studies to RGGS (the “Project Documents”) to become the property of RGGS. In the event that RGGS exercises its right of termination under this section 19, it shall be RGGS’s sole remedy at law or in equity against Lessee and Lessee, having forfeited all payments made to RGGS and having delivered all Project Documents to RGGS, shall be forever discharged from any and all obligations, claims, or causes of action of any nature whatsoever arising out of this Lease or activities related thereto other than continuing indemnities described in sections 24, 30 and 32 herein.

20.	SUBMITTAL OF MINING PROJECTIONS

20.1 Lessee shall furnish RGGS with a map or maps showing the area(s) of the Premises on which Lessee intends to conduct coal mining operations. Lessee shall furnish such map or maps of Lessee’s intended mining operations to RGGS no less than thirty (30) days prior to the commencement of operations and thereafter on at least an annual basis on the anniversary date of this Lease or at any time during the term hereof that the mining projections are changed, amended, or altered in any way. Said maps of mining projections shall include, but shall not be limited to, such information as:

(1) The seam or seams which Lessee intends to mine;

(2) The area(s) where Lessee intends to stockpile or blend coal mined from the Premises;

(3) The present and future access roads and routes of transportation in the mine; and

(4) The present and future location(s) of any washing or preparation facility(s), sediment ponds, water impoundments, mine gob areas, slurry ponds, and power transmission lines located on the Premise.

20.2 Upon submittal by Lessee, RGGS shall have thirty (30) days in which to review said mining projections for the purpose of (i) ascertaining Lessee’s intention to operate according to Best Mining Practice and to coordinate Lessee’s mining projections with other RGGS operations or uses of the Premises relating to the rights herein reserved to RGGS as described in sections 22 and 23.2 below. During said thirty (30) day period, RGGS may question or comment on Lessee’s mining projections, however, if RGGS does not respond to Lessee within said thirty (30) day period, then Lessee may conclude that RGGS has no objections to said mining projections and plans. Should RGGS notify Lessee of questions or comments within said thirty (30) day period, RGGS and Lessee shall within the next thirty (30) days attempt to resolve their differences concerning mining projections and plans and how same may be coordinated with other RGGS operations for uses of the Premises, or may be made to comply with Best Mining Practices; or, such negotiations failing, the matter shall be resolved by the Dispute Resolution Provisions of section 38 F, with all parties using best efforts to cause the matter to be resolved within sixty (60) days.

20.3 Lessee agrees to plan and construct all of its initial slopes and shafts to reach the level of the No. 5 Seam of coal however it is understood between RGGS and Lessee that Lessee may delay mining the No. 5 Seam of coal until all of the Economically Mineable and Merchantable Coal is mined from the No. 6 Seam of coal.

21.	MINING PROGRESS MAPS

Lessee shall, not later than the twentieth (20th) day of each January, April, July, and October, respectively, or on a more frequent basis if requested by RGGS during the term hereof furnish RGGS with a surveyed map or maps approved by a Registered Professional Engineer or Surveyor showing Lessee’s mining progress during the preceding three (3) month period. The maps shall include, but shall not be limited to, a legend containing Lessee’s name and address, numeric and bar scale, north arrow, location (i.e. section- township-range, county, state), subcontractor name and address, mine name, mining permit number, surveyor’s name and place of business, date of map, and time period of map. The map shall also indicate sufficient coal thickness measurements to determine the actual amount of coal mined by Lessee, the area extent of mining, township and range lines with section numbers, state plane coordinate line (if available) and the calculations of the number of tons removed from each seam by quarter-quarter section. The maps shall be color coded so as to discern production from separate seams and individual production months. The map to be furnished by the twentieth (20th) day of January must be reproducible or in an electronic format such as .tif or .pdf. In all cases, the maps and the information supplied by Lessee thereon shall be to the reasonable satisfaction of RGGS.

22.	RESERVATIONS

(a) RGGS hereby reserves to itself, its successors and assigns, the right, at all times during the term of this Lease, to explore for, drill test, mine, and remove from the Premises all oil, gas, casing head gas, hydrocarbons, coal seam gas, petrochemicals, rocks, minerals, mineral substances, non-mineral substances, and any other substance(s) now known or hereinafter discovered, other than the Coal, Gob Gas and Horizontal Borehole Gas which Lessee is granted the right to mine and remove from the Premises under this Lease. The parties agree, however, that Coal must be treated as the dominant estate and that definitive mining projections and plans must be capable of being made at least ten years in advance of actual mining. It is understood and irrevocably agreed that the intent of this section is that RGGS reserves unto itself, its successors and assigns, all substances presently known or those substances which may come to be known or identified in the future, including without limitation those substances recited above, together with the right to explore for, mine, and remove said reserved substances other than the Coal, Gob Gas and Horizontal Borehole Gas and those specific rights to mine and remove the Coal which may occur in, on, or under the Premises described in this Lease. Lessee agrees to cooperate with RGGS to allow the development of reserved substances however it is recognized by the parties hereto that the rights herein reserved to RGGS may possibly conflict with the rights granted to Lessee hereunder. In the event of such conflict or potential conflict, the parties shall negotiate in good faith and attempt to resolve the issue to their mutual satisfaction; or, if such negotiations are not successfully concluded within thirty (30) days following commencement of negotiations (or from the date negotiations were requested by a party, if the other party failed to respond), the matter shall be resolved by the Dispute Resolution Provisions of section 38 F.

(b) Future leases, easements, contracts or licenses granted by RGGS, its successors and assigns, to explore for, drill test, mine, and remove from the Premises all oil, gas, casing head gas, hydrocarbons, coal seam gas, petrochemicals, rocks, minerals, mineral substances, non-mineral substances, and any other substance(s) now known or hereinafter discovered will acknowledge the dominance of the coal estate granted hereunder and require coordination with Lessee such that Lessee can operate under definitive mining projections and plans capable of being made at least ten years in advance of actual mining. RGGS, its successors and assigns, agree to place a clause in all future leases that will require that all wells which will be plugged in the normal course of operations under future leases, easements, contracts or licenses granted by RGGS to be plugged, and certified as plugged, to MSHA and state standards for mining through wells.

(c) So long as Lessee grants a mutual indemnity, future leases, easements, contracts or licenses granted by RGGS, its successors, assigns, principals, employees, contractors, or agents allowing use of the Premises for any purpose will contain indemnification provisions substantially similar to the provisions of section 24 and similarly protective of Lessee as a Protected Party and insurance provisions substantially similar to the provisions of section 25 with levels of protection that are appropriate for the expected risk or activity.

23.	USE OF THE SURFACE

23.1 Lessee shall, upon execution of this Lease, pay to RGGS an amount equal to [*] per acre for the use of the surface that is reasonably necessary directly related to required surface facilities for the underground mine which amount shall be considered as a down payment toward the eventual purchase of the surface as identified on Exhibit “A”. After Fifty Million (50,000,000) tons of coal have been mined from the Premises, and provided Lessee is in material compliance with all other terms of this Lease, RGGS will convey, and Lessee agrees to accept conveyance of, the surface to Lessee after payment of an additional [*] to RGGS. Said deed to the surface will exclude all mineral ownership and reserve the rights to use said surface for the extraction of reserved minerals by RGGS or its assignee, subject to the provisions of this Lease. RGGS may, at its option, require Lessee to purchase certain surface acreage at the stated price prior to the completion of said tonnage requirement should RGGS deem that said acreage has been severely impacted by Lessee’s operations hereunder.

23.2. On all of the lands described in this Lease where RGGS owns surface rights (as described in Exhibit A attached hereto), Lessee shall have the right, except as otherwise provided herein, to use the surface of said lands in any way which may be necessary for the mining, removal, stockpiling, transportation, temporary easements for railroad right of ways, processing, refuse disposal, blending, or marketing and other reasonable uses related to the mining of the coal on the Premises including granting or causing RGGS to grant temporary easements for electric utilities, telephone lines and other utilities. Prior to Lessee’s desired use of said surface lands, Lessee shall submit a plan or plans to RGGS for RGGS’s review. The review period, comment process and resolution of any disputes shall be handled pursuant to section 20.2. It is understood and irrevocably agreed that until Lessee purchases the property it shall not have the right to grant permanent easements or rights-of-way for railroads, private roads, or other roads of any description, telegraph, telephone, electrical or other transmission lines or easements, or to grant others the right to use the surface of the Premises for any reason whatsoever. Lessee further irrevocably agrees that Lessee, its agents, associates, Affiliates, or assigns will not close or restrict access to any road(s) existing on or crossing the surface of the Premises without the express prior written permission of RGGS.

23.3 The parties agree to work together in good faith to determine the proposed post mining land use for all surface lands of RGGS disturbed by mining hereunder. Lessee agrees that such post mining land use shall be specified in any application which Lessee may make for permit(s) to mine on the Premises hereunder. Lessee further agrees that, prior to filing Lessee’s application for such permit(s), Lessee will consult with RGGS as to proposed post mining land use. RGGS shall not, however, by helping to designate the use, assume any liability for the success or failure of reclamation of the Premises and Lessee shall be solely responsible for complying with all requirements hereunder in this regard. In the event that RGGS and Lessee cannot resolve the issue of the appropriate post-mining land use to their mutual satisfaction; or, if such negotiations are not successfully concluded within thirty (30) days following commencement of negotiations (or from the date negotiations were requested by a party, if the other party failed to respond), the matter shall be resolved by the Dispute Resolution Provisions of section 38 F.

24.	LESSEE’S LIABILITY AND INDEMNIFICATION FOR INJURIES

24.1 Lessee is an independent contractor under this Lease, and RGGS in no way shall be liable for any injury or damage, or claims of injury or damage, whatsoever to persons or property, including but not limited to damage from subsidence, which may result from Lessee’s exercise of the rights granted Lessee hereunder or from the activities and/or operations of Lessee or it’s principals, employees, contractors, agents or assigns on the Premises under this Lease and/or from the lack of safety (latent or patent) of the Premises, and Lessee assumes all risk of personal injury, death, and/or property damage from any cause whatsoever except for the on site activities of RGGS which are grossly negligent. Lessee irrevocably agrees that it shall indemnify, protect, hold harmless, save, and defend RGGS, its successors, assigns, directors, officers, partners, employees, Affiliates and agents (each a “Protected Party”) from and against any and all suits, actions, legal proceedings, claims, demands, court costs, litigation expenses, attorneys fees, consultants fees, judgments, awards, and other costs or expenses whatsoever, in any manner caused by, arising from, incident to, related to, connected with, or growing out of the activities and/or operations of Lessee or its Affiliates hereunder, or the use or occupation of the Premises by Lessee, its principals, employees, contractors, agents or assigns. Lessee’s obligations under this section 24 shall survive the termination or expiration of this Lease until the later of (x) seven years after termination or expiration, (y) when the last claim under this section is resolved or (z) when Lessee completes all post mining activities on the Premises.

24.2 Without limiting section 24.1, in the event and to the extent a claim is made by an employee of Lessee against a Protected Party hereunder, Lessee, its successors and assigns will indemnify the Protected Party to the same extent as if the claim were made by a non-employee of Lessee, notwithstanding any statute or judicial decision otherwise disallowing such indemnification. It is the intent of this Lease that, as a part of the consideration of Lessee to RGGS under this Lease, and regardless of any defense the Lessee might have, Lessee, its successors and assigns, shall indemnify the Protected Party against all claims of any nature whatsoever.

25.	INSURANCE

25.1 Lessee agrees that before it or any of its contractors enter upon or visit the Premises, it will obtain and maintain in full force and effect, or will cause its contractors to do so, Commercial General Liability insurance under an occurrence policy from an insurance company or companies satisfactory to RGGS, and possessing an A.M. Best Company rating of A-, Class VII or better, for bodily injury, including death, and property damage in a minimum amount of Two Million Dollars ($2,000,000.00) per occurrence and Ten Million Dollars ($10,000,000.00) in the aggregate. RGGS shall have the right to require Lessee to increase said minimum amounts from time to time during the Primary Term or any Extended Term of this Lease to such amounts as are commercially reasonable for leases of the kind and character of this Lease. Lessee agrees to procure and maintain insurance policies in accordance with the terms and provisions outlined in Attachment “I” attached hereto and incorporated herein, including without limitation, adding RGGS as an Additional Insured; obtaining waiver of subrogation; agreeing to give RGGS thirty (30) days’ prior written notice upon policy cancellation or change; and providing subcontractor coverage (if applicable). Lessee further agrees to immediately provide a copy of Attachment “I” to its insurance company and/or insurance agent.

25.2 Lessee’s obligations under this section 25 shall survive the termination or expiration of this Lease until the later of (x) for seven years after termination or expiration, (y) when the last insurance claim pending under this section 25 is resolved or (z) when Lessee completes all post mining activities on the Premises.

25.3 If Lessee desires to self-insure, it shall present its program of self-insurance to RGGS, fully describing the program, its administration, and the amounts of excess and/or umbrella coverage to be maintained in force during any periods of self-insurance. Lessee may not self-insure unless RGGS specifically approves, which approval shall not be unreasonably withheld.

25.4 The requirement of insurance in this section 25 does not in any way release Lessee of its further responsibility and liability of indemnification of RGGS under this Lease.

26.	AUDIT

In order to determine the accuracy or correctness of Lessee’s mining, reporting, and sales procedures or of any financial and accounting report required of Lessee for Coal, Gob Gas or Horizontal Gas mined from the Premises under this Lease, Lessee shall keep adequate financial and accounting books, records, and reports concerning any and all Coal, Gob Gas and Horizontal Gas mined, blended, processed, transported, and sold hereunder, and RGGS, through its employees, representatives, agents and assigns, shall have the right to review and audit, at all reasonable times, said books, records, and reports of Lessee, its agents, contractors, and assigns. All of said books, records, and reports of Lessee, its agents, contractors, and assigns, shall be kept for a period of Ten (10) years and shall remain open and available for inspection for not less than three (3) years following the date of expiration or termination of this Lease.

27.	FORCE MAJEURE

Should the Lessee be unable to mine coal from the Premises during a period of fourteen (14) or more consecutive calendar days during the term hereof, as a result of a Force Majeure, the Minimum Royalty payment for the subsequent period in which Minimum Royalty is due RGGS hereunder shall be adjusted and prorated to waive the Minimum Royalty for such days in which Lessee was unable to mine coal. The term “Force Majeure”, as used herein, shall mean a nationwide strike in the coal industry or strike that is called by the international headquarters of the Union representing the strikers (but not strikes or labor disturbances otherwise of a local nature arising out of a grievance), acts of God, acts of a public enemy, wars, or insurrections, earthquakes, floods, loss of utilities, and other causes beyond the reasonable control of Lessee. In order for Lessee to be eligible for the relief granted by this section, Lessee must and shall immediately notify RGGS, in writing, of any condition qualifying as Force Majeure hereunder. For the purposes of this Lease, and notwithstanding anything herein elsewhere provided to the contrary, Lessee irrevocably agrees that no Force Majeure condition shall exist under this Lease until RGGS shall have received Lessee’s written notice of a condition qualifying as a Force Majeure hereunder. Lessee shall notify RGGS, in writing, upon cessation of any such condition qualifying as a Force Majeure hereunder. Failure to notify RGGS of the cessation of such condition shall constitute a default of Lessee under this Lease. It is specifically understood and agreed by Lessee that Lessee’s inability to sell coal mined from the Premises under or pursuant to this Lease due to depressed coal market conditions shall not qualify as a Force Majeure conditions hereunder. A condition of Force Majeure lasting longer than one (1) year may serve to extend the term of the lease by a period equal to the duration of the Force Majeure however it is understood and irrevocably agreed by Lessee that RGGS if a single event of Force Majeure continues for more than two (2) years, then Lessee must resume paying the Minimum Royalty or risk termination. If after a Force Majeure period of two years, Lessee fails to begin or continue payment of the Minimum Royalty, then upon thirty (30) days’ notice to Lessee, RGGS may terminate this Lease.

28.	FINANCIAL STATEMENTS

Annually, on or before March 31, Lessee shall furnish copies of its audited financial statements and all exhibits thereto.

29.	COMPLIANCE WITH APPLICABLE LAWS

The Lessee, as an independent contractor hereunder, in the exercise of any of the rights granted to Lessee by this Lease, irrevocably agrees as follows:

A. Should the discharge, leakage, spillage, or emission of any flammable, explosive, caustic, corrosive, or radioactive substance or Hazardous Material (as defined in section 29(c) below) of a nature occur upon or from the Premises. Lessee, at its sole cost and expense, shall be obligated to clean up and remediate the Premises and any other property affected thereby, to the reasonable satisfaction of RGGS and all governmental authorities having jurisdiction there over. If such leakage, spillage, or emission should occur in reportable quantities during the Lease Term, Lessee shall promptly inform RGGS of such occurrence, and the Lessee shall promptly commence any notification and necessary cleanup action.

B. If the event of a discharge under section 29(a), RGGS may make written demand on Lessee for cleanup of the Premises or other affected property, and if Lessee does not undertake to comply with that demand within ten (10) days, then RGGS shall have the right to clean up the Premises and such other affected property to RGGS’s reasonable satisfaction, and RGGS’s costs shall all be chargeable to Lessee, provided that RGGS’s exercise or failure to exercise such right shall not be a waiver of any other rights it might have under this Lease or at law.

C. As used in this Lease, the term “Hazardous Material” shall mean any substance or material (including without limitation “liquid sewage sludge”) which has been determined to be capable of posing a risk of injury or damage to health, person, safety, or property under any applicable federal, state, and local laws, codes, ordinances, rules, decrees, order, judgments, implementing regulations, and applicable regulatory permits relating to pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Superfund Amendments and Reauthorization Act of 1986, and all other laws and regulations relating to hazardous and toxic substances, emissions, releases, and discharges of pollutants, wastes, and other substances into ambient air, surface water, ground water, or land, whether such requirements exist on the date hereof or are adopted in the future.

D. In addition, Lessee shall comply with all applicable rules, regulations, orders, judgments, decrees, ordinances, permits, licenses, laws, codes, legislation, or statutes of all local, municipal, county, state, and federal authorities including but not limited to:

(1) the Surface Mining Control and Reclamation Act of 1977;

(2) the Federal Toxic Substances Control Act of 1976;

(3) the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986;

(4) the Federal Water Pollution Control Act;

(5) the Federal Clean Air Act;

(6) the Federal Resource Conservation and Recovery Act of 1976; and

(7) the Hazardous Materials Transportation Act; all as the above may have been and may hereafter be amended, (all herein “Environmental Laws”) applicable to the existence, seepage, leakage, spillage, emission, release, or discharge of any Hazardous Material as defined above or any other toxic, polluting, or contaminating substance, condition, or material on, under or in the Premises, and Lessee shall hold RGGS harmless from and defend and indemnify RGGS against any claim, order, decree, judgment, action, suit, cost, fine, fee, penalty, or any other expense or liability arising from the violation of Environmental Laws and the failure to remediate a condition described above by Lessee, its assigns, agents, employees, or contractors.

E. Lessee shall notify RGGS of the receipt of any notice, order, or citation alleging the violation of any Environmental Law, and shall provide RGGS with copies of any citations, permits, or licenses issued by governmental authorities required by any Environmental Law, copies of all materials filed by Lessee with governmental authorities relating to Hazardous Materials, copies of any environmental reports or assessments relating to the Premises, and any other material or document relating to the presence of Hazardous Materials on the Premises.

F. Lessee’s obligations under this section 29 shall survive the termination or expiration of this Lease until the later of (x) for seven years after termination or expiration or (y) when the last environmental claim pending under this section 29 is resolved or (z) when Lessee completes all post mining activities on the Premises.

30.	POLLUTION PREVENTION AND ENVIRONMENTAL INDEMNIFICATION

30.1 Except for the materials listed in Exhibit “D” which are necessary for Lessee’s business operations, Lessee, in order to prevent the pollution, contamination, waste, or other damage to the Premises, its improvements, its fixtures, and its personal property, and to adjacent properties and to non-adjacent properties, is prohibited at all times from storing, treating, discharging, disposing, transporting, generating, emitting, handling, or otherwise having on the Premises any chemicals, raw materials, products, or byproducts. During the Lease Term the materials listed, in Exhibit “D”, will be updated by the Lessee and approved by the RGGS in writing prior to the use of any other materials on the Premises. Lessee is also prohibited from storing, treating, discharging, disposing, transporting, generating, emitting, handling, or otherwise having on the Premises any wastes or the like in any form (including gases, liquids, semi-solids, and solids), that cause or tend to cause pollution, contamination, nuisances of any kind, or that pose a threat to human health and the environment, if introduced into the environment by any means. The Lessee is specifically precluded, without limiting the foregoing, from having on the Premises “hazardous waste”, as defined under the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. §§6901 et seq., as amended; “hazardous substances” as defined under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. §§9601 et seq., as amended; “pollutants and contaminants”, as defined under CERCLA; “extremely hazardous substances, hazardous chemicals, and toxic chemicals”, as defined under the Emergency Planning and Community Right-to-know Act, 42 U.S.C. §11001, et seq., as amended; “toxic substances”, as defined under the Toxic Substances Control Act, as amended; and “regulated substances”, as defined under RCRA, 40 C.F.R. §280.12, as amended. The Lessee is also prohibited from allowing others to have any of the preceding materials on the Premises. In addition to the indemnification of RGGS set forth in section 30(b) below, the Lessee shall be liable to the RGGS for any damages to the

Premises or to any persons or other property, real or personal, resulting from a breach or violation of this section. Nothing in this section is intended to limit any rights or causes of action RGGS may have elsewhere within this Lease or in general.

30.2 Lessee agrees to defend and indemnify the Protected Parties against and to hold the Protected Parties harmless from all claims, actions, proceedings, judgments, awards, liability, cost, or expense (including attorneys fees, consultants fees, and other legal costs), for death, injury, loss, or damage to any person or property, brought by any person, firm, corporation, or governmental entity, resulting from any cause whatsoever including, but not limited to those resulting or arising from or in connection with the active or passive effects or existence of petroleum products or any physical substance of any nature or character, on, under or in the land, water, air, structures, fixtures, or personal property comprising the Premises, from and after the date hereof, whether resulting from Lessee’s use of the Premises or otherwise. In addition to claims supported by other theories of liability, the foregoing indemnification applies to claims for injuries, damages, penalties, cleanup, and restoration costs resulting from contamination of any property, its surface, subsurface, groundwater, soil, or air, arising from environmental laws, regulations, or common law of the United States or state or local authorities, including provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. Section 9601, et seq, as amended, and the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901, et seq., as amended.

30.3 Lessee shall have one year after the date of this Lease to conduct environmental surveys in order to designate areas of surface property on Exhibit A or underground property in the Premises that Lessee does not desire to purchase or lease due to unacceptable environmental conditions of said portion(s) or surface. Upon notice by Lessee to RGGS of the extent of such areas, such areas shall be removed and excluded from these Lease as if never included. Such exclusion shall cause RGGS to remit to Lessee an amount equal to [*]. Excluded underground acres will be removed from the Lease but such exclusion shall in no way affect any the Minimum Royalty or any other amounts paid or payable under this Lease.

30.4 Lessee’s obligations under this section 30 shall survive the termination or expiration of this Lease until the later of (x) for seven years after termination or expiration, (y) when the last environmental claim pending under this section 30 is resolved or (z) when Lessee completes all post mining activities on the Premises.

31.	MINING LICENSES AND PERMITS

31.1 The Lessee, shall comply with all past, present, and future laws, ordinances, rules, and regulations enacted by any federal, state, county, or municipal governmental agency(s) having jurisdiction or control over mining, reclamation, storm water discharge, wetlands, and environmental pollution or any other aspect or facet of this Lease and shall, at its sole efforts and expense, procure all necessary licenses and permits pertaining to its operations on the Premises, including but not limited to all mining licenses and mining permits required by any municipal, county, state, or federal governmental agency(s). Lessee shall, upon execution hereof, or as soon thereafter as is possible, furnish RGGS with copies of the following information:

(1)	Lessee’s or Lessee’s assigns’ current and valid mining license; and

(2)	Lessee’s or Lessee’s assigns’ approved mining permit(s); and

(3)	Lessee’s or Lessee’s assigns’ reclamation bonds.

31.2 If, at any time during the term of this Lease, any of Lessee’s or Lessee’s assigns’ mining licenses, mining permits, or reclamation bonds should be changed, amended, or altered in any way, Lessee shall furnish RGGS with copies of the same specifically depicting such changes, alterations, or amendments. Lessee or Lessee’s assigns shall not, for any reason whatsoever, obtain or seek to obtain any waivers from the original mining and reclamation plans and permits without first notifying RGGS in writing and obtaining written permission from RGGS, such permission not to be unreasonably withheld.

31.3 If, at any time during the term of this Lease, any of Lessee’s or Lessee’s assigns’ mining licenses, mining permits, or reclamation bonds should be finally and irrevocably canceled, revoked, suspended, terminated, liquidated, or in any other manner rendered inoperative, null or void, for any reason whatsoever, by the appropriate federal or state agency, which act would operate to defeat Lessee’s and Lessee’s assigns’ rights or ability to mine coal on the Premises, as is the intent of this Lease, RGGS may terminate this Lease upon thirty (30) days written notice to Lessee, however Lessee shall have the right to challenge any such cancellation and the right of RGGS to terminate this lease shall only arise after Lessee’s exhaustion of all its process of appeal.

31.4 If for any reason this Lease is terminated or cancelled, Lessee agrees to cooperate in the timely transfer of any and all permits required for mining to RGGS or to its designated assignee upon RGGS’s request for said transfer. Upon transfer, RGGS or its designated assignee shall assume all future obligations under the mining permits. If RGGS does not request a transfer of permits, all reclamation shall be performed by Lessee according to the requirements of any and all government agencies.

32.	WORKERS’ COMPENSATION

Lessee irrevocably agrees that in its exercise of any of the rights granted to Lessee herein and in all of its operations hereunder, Lessee is and shall be an independent contractor and shall be exclusively liable for the payment of all sums of money and benefits due to all persons legally entitled thereto who are properly engaged in Lessee’s or Lessee’s agents’ and assigns’ operations, including any amounts due its employees under the Illinois Workers’ Compensation Act, or any other law, and Lessee shall indemnify, protect, defend, and save RGGS harmless against Lessee’s or Lessee’s agents’ or assigns’ failure to pay any and all payments due to and claims for payments made by persons engaged by Lessee or Lessee’s agents and assigns in any work conducted hereunder, including those specific instances as described in section 24 above. Lessee shall from time to time at RGGS’s request, furnish to RGGS evidence of its compliance with the provisions of this section 32.

33.	PAYMENT OF LEVIES AND TAXES

Lessee, in the exercise of any of the rights granted to Lessee under this Lease, specifically and irrevocably agrees:

A. To pay all contributions, levies, taxes, or other sums, by whatever name called, for which RGGS might otherwise become liable with reference to all wages, benefits, or other sums paid employees of the Lessee, its agents, contractors, and assigns, whose labor enters into the mining, transportation, production, treatment, shipment, or sale of any coal or other materials of any kind whatsoever, produced under this Lease or reclamation of mining on the Premises in all cases where such contributions, levies, taxes, or other sums are or shall be required to be paid under any federal, state, county, or municipal unemployment act or Social Security Act, by whatever name called, and to indemnify, protect, save, defend, and hold RGGS harmless against Lessee’s or Lessee’s agents’, contractors’, or assigns’ failure to comply therewith and also against any federal, state, county, municipal, or personal claims whatsoever fixed or levied with reference to the wages of employees of Lessee, its agents, contractors, or assigns; and

B. That RGGS shall, in accordance with law, assess and pay taxes on the interests owned and/or leased by RGGS in the Premises, including mined or unmined coal therein contained. However, Lessee shall reimburse RGGS for any and all property taxes and/or unmined coal taxes on the Premises. Lessee shall pay its reimbursement to RGGS within thirty (30) days after receipt of an invoice from RGGS. Taxes shall be prorated by RGGS to Lessee for any period less than the full current tax year; and

C. That Lessee shall, in accordance with law, pay taxes on all machinery, structures, equipment, improvements, and other property of Lessee now or hereafter located or placed by Lessee in its mines or on the Premise. Lessee shall also pay any so-called severance, tonnage, license, privilege, or occupational taxes on coal which Lessee has the right to mine or in fact mines from the Premises and shall indemnify, protect, save, defend, and hold RGGS harmless from and against any liability or claims of liability, or damages or claims of damages arising from or related to Lessee’s failure to pay such taxes. Lessee shall have the right in good faith to contest or review, at its sole efforts and expense, in such manner as it deems suitable, and in RGGS’s name if desirable, any tax, charge, levy, or assessment whether general, special, ordinary, or extra-ordinary, layed, levied, assessed, or imposed upon Lessee.

34.	CHALLENGE OF TITLE

It is understood and irrevocably agreed by Lessee that RGGS does not warrant the title to the Premises or to any coal which may exist thereon. In the event that any claim(s) be made or litigation instituted by any third party as to the title or ownership of RGGS in or to any portion or interest of the Premises described herein, RGGS shall have the right, but not the obligation, to defend the same. Should RGGS choose not to defend RGGS’s title, Lessee shall have the right, at its option and its sole expense, to defend RGGS’s title. Upon determination, by a court of competent jurisdiction in a proceeding to which RGGS is a party that RGGS’s title to any part or interest in the Premises described herein is defective to such extent as to defeat Lessee’s right or ability to mine coal thereon under this Lease, notice by RGGS to Lessee of such determination shall operate to eliminate from this Lease any and all coal ownership acreage of the Premises so determined to be defective. In such case, RGGS’s sole liability and responsibility to Lessee shall be to refund to Lessee any royalties paid to RGGS by Lessee for coal mined from said-defective acreage, and in no event shall RGGS be liable to Lessee for any direct or consequential damages sustained or assessed against Lessee as a result of the mining of the coal in any land as to which RGGS’s title fails. It is specifically understood and irrevocably agreed by Lessee that Lessee, and its agents have satisfied themselves as to the competency and sufficiency of RGGS’s title to the Premises and the interests contained therein prior to entering into this Lease.

35.	RIGHT OF ACCESS

RGGS, through its employees, representatives, agents, and assigns, shall have, at all reasonable times during the term of this Lease and without limitation, the free, unrestricted and unobstructed access to the Premises at RGGS’s sole risk other than the willful misconduct of Lessee, its employees, agents or assigns.

36.	ZONING

This Lease and Lessee’s rights hereunder are subject to all applicable zoning and subdivision laws, rules, regulations, and ordinances, including any and all blasting covenants and restrictions related thereto, and the burden and cost(s) of compliance therewith shall be solely upon Lessee. Under no circumstances whatsoever, shall Lessee, its agents, employees, or assigns, seek to change any zoning and/or subdivision regulations or classifications concerning the Premises described herein without the express prior written approval of RGGS. Lessee shall protect, defend, indemnify, save, and hold RGGS harmless against any consequence arising from Lessee’s failure to comply with any and all applicable zoning and/or subdivision regulations, including but not limited to any and all blasting covenants and restrictions related thereto.

37.	CONDEMNATION OF PREMISES

If the Premises in whole or in part, or any portion thereof or interest therein, shall be acquired or condemned by any action of eminent domain or sold in lieu thereof by or for any public or quasi-public use or purpose, which action shall serve to defeat RGGS’s or Lessee’s rights or ability to mine coal from the Premises, then RGGS shall give notice of any such action to Lessee in writing. Such notice by RGGS to Lessee of such action or determination shall operate to eliminate from this Lease any and all acreage of the Premises so determined by such action or determination. In any such case, Lessee irrevocably agrees that RGGS shall have no responsibility or liability, either directly or indirectly, to Lessee to refund, reimburse, or compensate Lessee for any direct, indirect, incidental, or consequential damage(s) or claims of such damage(s), by Lessee or others for such action or determination. If the Premises in its entirety shall be acquired or condemned by any aforesaid action or determination, then this Lease, and all of the rights granted to Lessee herein, shall cease and terminate as of the date of title vesting in any such action, determination, or proceeding, and all Actual Production Royalties due RGGS by Lessee for coal mined and sold prior to such termination shall be paid up to said date, but any unearned Advance Minimum Royalties, Minimum Royalties or Escrow Royalty paid shall be refunded to Lessee prorated on an acreage basis but only if the amount of condemned acreage is greater than ten percent (10%) of the total Premises. Lessee shall have no claim against RGGS for any value of any unexpired term of this Lease other than the refund of the unearned portion of Advance Minimum or Minimum Royalties paid. Lessee shall have the right, at its sole efforts and expense, to contest such eminent domain action or determination and to make claim against the condemning authority (but not RGGS) for damages incurred by Lessee as a result of such action.

38.	TERMINATION

A.	Termination by RGGS

1. Default in Payment. If Lessee shall make any default in payment of any royalty (Actual Production, Minimum, Wheelage, or otherwise) or in payment of any other sum due to RGGS under this Lease, or should Lessee fail to comply with the insurance provisions of section 25 of this Lease, and such default shall continue for a period of ten business (10) days after the receipt of written notice thereof given by RGGS to Lessee, then RGGS shall have the right at any time after said ten business (10) days to terminate this Lease, and all rights of Lessee hereunder shall thereupon terminate; providing, however, in the event of a bona fide dispute as to the amount of royalty or other sum due, the disputed amounts may be placed in escrow pending resolution of the dispute with a mutually acceptable escrow agent and this Lease will not be considered in default for non-payment of royalty.

2. Other Default by Lessee. Any failure by Lessee to observe or perform any of the other material terms, conditions, obligations or provisions of this Lease shall constitute a default under this Lease. In the event of any such default, RGGS shall give Lessee notice of such default. The Lessee shall have thirty (30) days from the receipt of such notice to demonstrate that it has cured the default, except for any default not susceptible of being cured within such 30-day period, in which event the time permitted to cure such default shall be extended so long as shall be reasonably necessary to cure the same, provided that Lessee commences promptly and proceeds diligently to correct such default. In the event of any failure to so cure, and as often as the same may occur, RGGS shall have the rights, at its sole option, and in addition to any other remedy available to it hereunder, at law or in equity, to immediately terminate this Lease by providing Lessee written notice thereof, whereupon this Lease and the leasehold created hereby shall immediately cease and terminate and be of no further force or effect.

3. Additional Events of Default. If Lessee shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets; or (2) be unable, or admit in writing, its inability to pay its debts as they mature; or (3) make a general assignment for the benefit of creditors; or (4) be adjudicated a bankrupt or insolvent or dissolved; or (5) file a petition in bankruptcy or for reorganization or for an arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or State law, now or hereinafter in effect; or (6) file an answer admitting the material allegations or consent to or default in answering a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken for the purpose of effecting any of the foregoing; or if an order, judgment or decree shall be entered, without the application, approval or consent of Lessee, by a court of competent jurisdiction, approving a petition seeking reorganization of Lessee or appointing a receiver, trustee or liquidator of Lessee of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive days; then RGGS shall have the right to terminate this Lease at any time thereafter by giving Lessee written notice of such termination, and upon the giving of such notice, this Lease and the rights herein granted to Lessee shall terminate.

B. Additional Remedies of RGGS. The remedies under this Lease shall be cumulative, rather than exclusive, and RGGS shall have upon the occurrence of any event of default under sub-sections 1, 2 or 3 of section A of this section 38, the right to exercise, in addition to any and all rights available under Illinois statutory law or common law, the option to terminate this Lease, re-enter and take possession of the Premises without initiation of legal process, and thereafter re-let the same, or any part thereof, for the balance of the term hereof, or any part thereof; upon such condition as RGGS may deem proper. Neither re-entry nor re-letting shall discharge Lessee from the payment of royalties due at the time of termination or reentry, or from any unsatisfied obligation of the Lessee under this Lease.

C. Failure to Exercise Remedies. No termination or re-entry hereunder by RGGS shall bar the recovery of accrued royalties or damages for the breach of any of the terms, conditions or covenants on the part of Lessee herein contained. The receipt of royalties after breach of covenant or after condition broken shall not be deemed a waiver by RGGS of its right to recover damages, nor shall failure of RGGS to recognize an act on any default by Lessee hereunder constitute a waiver of its rights later to act hereon or on any other default by Lessee hereunder.

D. Re-entry. The Lessee shall have the right after termination of this Lease for any reason, to re-enter upon the Premises for the purpose of reclaiming areas disturbed by Lessee’s mining operations and otherwise complying with requirement of any federal, state or local law, rule, regulation or ordinance.

E. Termination by Lessee. Should Lessee complete the mining of all Economically Mineable and Merchantable Coal required hereby to be mined by Lessee, and if Lessee is not in default of any of the covenants, terms, and conditions of this Lease, thereafter Lessee shall have the right to terminate this Lease upon thirty (30) days’ written notice to RGGS. Should the parties hereto not agree that all Economically Mineable and Merchantable Coal has been mined according to Best Mining Practice as defined in section 18 hereunder, the parties shall resolve the matter by the Dispute Resolution Provisions of section 38 F.

F. Dispute Resolution Procedures. If the Parties are unable to resolve through negotiations any matter covered by sections 5.3, 18, 20.2, 22, 23.2, 23.3 and/or 38.E of this Lease within the time limits imposed by the relevant section, then the matter in dispute, including any dispute regarding this agreement to arbitrate, shall be resolved by mandatory binding arbitration by one arbitrator to be conducted in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitrator shall be a mining engineer having experience in underground mining and the surface uses associated therewith. The parties acknowledge and agree that the subject matter of this Lease involves interstate commerce in a number of ways, including that the sources of financing, inventory and distribution of product. The parties seeking affirmative (monetary or declaratory) relief shall prepay all arbitration filing fees and processing fees, subject to apportionment and award by the arbitrator(s). All issues concerning whether, or the extent to which, a dispute or claim is subject to arbitration, including issues relating to the enforceability of this provision, shall be determined by the arbitrator(s), or, if it is determined that a court must make such a decision, by a court of competent jurisdiction, without a jury. If, for some reason, a dispute or claim is not subject to arbitration, then such shall be decided by a court of competent jurisdiction without a jury. All statutes of limitations or other defenses relating to the timeliness of the assertion of the dispute or claim shall be applicable in any such arbitration, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for such purposes. Any arbitration that proceeds pursuant to this section shall be held in Denver, Colorado, unless the parties shall otherwise agree, and shall be in lieu of any civil litigation in any court and any trial by jury. Any party to this agreement, including their heirs, successors and assigns, who fails or refuses to arbitrate in accordance with the terms of this binding arbitration agreement shall, in addition to any other relief awarded through arbitration, be taxed by the arbitrator(s) with all of the costs, including reasonable attorneys fees, of any other party who had to resort to judicial or other means to compel arbitration in accordance with the terms hereof. The judgment upon the final decision rendered in arbitration shall be final and may be entered in any court having jurisdiction.

39.	REMOVAL OF EQUIPMENT

39.1 In the event of expiration or termination of this Lease, for any reason whatsoever, and upon condition that:

(1) All sums of money due RGGS by the Lessee under this Lease shall have been paid to and acknowledged by RGGS; and

(2) All of Lessee’s covenants and obligations to RGGS under this Lease have been fully kept and performed to the reasonable satisfaction of RGGS; then the Lessee shall have the right to remove from the Premises described herein, within one (1) year after said expiration or termination, all of Lessee’s structures, equipment, machinery, improvements, and other property of Lessee which the Lessee may have placed upon the Premises during the term of this Lease.

39.2 If Lessee does not remove said structures, equipment, machinery, improvements, and other property of Lessee from the Premises, as provided above, Lessee irrevocably agrees that RGGS, at its sole option, shall be deemed the sole owner of said property remaining on the Premises, and RGGS shall have the additional right, at its sole option, to remove the property at Lessee’s expense or to sell such of Lessee’s property remaining on the Premises as is necessary to defray the cost(s) of removal of all or any part of the remaining aforementioned property.

40.	INTEREST

In the event of failure of Lessee to pay any royalty (Actual Production, Minimum, Wheelage or otherwise) or to pay any other sum of money due RGGS under this Lease, when due and without demand by RGGS, and in addition to all other rights of RGGS hereunder, RGGS shall have the right, without further notice to Lessee, to assess interest on all such past due royalties (Actual Production, Minimum, Wheelage or otherwise) and other sums at the rate of one percent (1%) per month of the unpaid delinquent balance from the date of delinquency until paid. Assessment of interest by RGGS shall in no way be deemed or construed, by Lessee or others, to be a waiver of Lessee’s obligation to promptly pay all royalties (Actual Production, Minimum, Wheelage or otherwise) and other sums due RGGS, when due and without demand, or to be a waiver or bar to the subsequent exercise or enforcement by RGGS of any other provisions of this Lease or any other right of RGGS hereunder.

41.	ASSIGNMENT

41.1 Restriction on Transfer and Permitted Transfers.

(a) It is specifically understood and irrevocably agreed by and between RGGS and Lessee that this Lease, the rights granted to Lessee hereby, and the mining contemplated hereunder is personal to Lessee and that RGGS is relying on the mining expertise personal to Lessee and its principals, its employees, and/or entities owned or controlled by its principals, employees and/or entities and that mining by the Lessee is of the essence hereof. It is hereby understood and irrevocably agreed that Lessee shall not have the right and shall not sell, transfer, mortgage, pledge, collateralize, pass, assign, sublease or encumber (“collectively, “Transfer”) this Lease or any interest in the Premises, in whole or in part, unless such sale, transfer, mortgage, pledge, collateralization, pass, assignment, sublease or encumbrance is a “Permitted Transfer” without the express prior written consent of RGGS, and Lessee hereby specifically and irrevocably waives and relinquishes all rights to make any such sale, transfer, mortgage, pledge, collateralization, pass, assignment, sublease or encumbrance without such written consent. Lessee may, however, allow the mining of coal on the Premises hereunder by other parties, only on a contract or sub-contract basis, upon condition that Lessee shall promptly notify RGGS in writing of such intent or desire and that Lessee shall remain fully liable and responsible for the full performance, actions, and behavior of such party(ies) and for the performance of all of Lessee’s covenants, duties, and obligations to RGGS hereunder.

(b) The following events are Permitted Transfers:

(i)	Any Transfer to a fifty one percent (51%) affiliate of Lessee, excluding from the calculation any interest owned by an affiliate of RGGS.

(ii)	Any Transfer to a lender or group of lenders to Lessee where Lessee is pledging its leasehold interest as security for the loan and said loan or financing is in an amount in excess of Ten Million Dollars ($10,000,000).

(iii)	Any Transfer to an investor of a Net Profits Royalty Interest in this Lease where such net profits interest terminates upon termination of the Lease.

(iv)	Any Transfer of an income or free cash flow participation interest in this Lease where such income or free cash flow participation interest in this Lease terminates upon termination of the Lease.

(c) The following events from and after one year after first longwall coal production at the Premises, are Permitted Transfers provided that RGGS grants consent to transfer which consent shall not be unreasonably withheld:

(i)	Any Transfer to a “Reputable and Prudent Coal Mining Company.” A Reputable and Prudent Coal Mining Company is any entity or its parent or Affiliate that over each of the three years immediately preceding the date of the Permitted Transfer (v) has produced not less than five (5) million tons of coal annually, whether directly or indirectly through subsidiaries or contract miners; (w) has not filed a voluntary bankruptcy petition or been declared a bankrupt; (x) has not been blocked by any governmental agency from holding any necessary mining permits; (y) is not known to have forfeited any leases for coal reserves as a result of uncured defaults under such leases and (z) has a net worth of Thirty Million Dollars ($30,000,000) or more on a consolidated basis.

(ii)	Any Transfer to a public company that is listed on the New York or London exchange.

(iii)	Any Transfer to an entity in which Lessee is contributed to allow the successor entity to issue shares to the public in a public offering.

(d) In the event of any Permitted Transfer under section 41.1 (b) and (c), the transferee shall be subject to the terms and conditions of that certain Letter Agreement for Options to Invest by and between Sugar Camp Energy LLC, Raven Energy LLC and Rock Creek Ranch I Ltd. dated as of the date of this lease.

(e) In the event of any Permitted Transfer, the transferee shall agree to assume and be bound by each and every covenant, term or condition of this Lease to the same extent as if such transferee had been named as the original Lessee; provided, however that in a Permitted Transfer under section 41.1(b)ii, that the lender shall only assume and be bound by each and every covenant, term or condition of this Lease to the same extent as if such lender had been named as the original Lessee in the event of foreclosure.

41.2 Additional Restrictions on Transfer. In addition to the restrictions on transfer found in section 41.1, the following transfers are prohibited without the express prior written consent of RGGS:

(1) sale of the interests of the Lessee hereunder by execution or other legal process; or

(2) should Lessee, at any time during the term of this Lease, become insolvent; or

(3) should a receiver or trustee be appointed by or for Lessee by third parties, or for the property of Lessee; or

(4) if Lessee is either a general or limited partnership, should any general partner die, withdraw, or be replaced.

41.3 Benefits. Except to the extent that assignment is otherwise prohibited hereby, this Lease shall inure to and be binding upon the respective successors and assigns of the parties hereto.

41.4 Termination. Should there be an assignment or other event in contravention of sections 41.1 or 41.2 hereof, then in each of the aforesaid cases, RGGS shall have the right to irrevocably terminate this Lease, and all rights granted to Lessee herein, by giving Lessee ten (10) days’ written notice of its intention to do so, and at the expiration of said ten (10) days, after mailing such written notice, this Lease and all of the rights granted to Lessee herein, shall be deemed terminated, null, and void.

42.	OWNERSHIP OF THE PREMISES

Any and all of RGGS’s interests in the Premises and to all of the animal, vegetable, mineral, and non-mineral substances, and any other substances of value, contained or located therein or thereon, are solely the property and possessions of RGGS, and the rights and privileges granted to Lessee under this Lease are solely by virtue of lease, and neither the rights granted to Lessee by this Lease, nor any interest(s) of RGGS in the Premises, whatever they may be, in whole or in part, nor any portion of the afore described, is considered to be, and in no way shall be construed by Lessee or others to be a possession, asset, or chattel of Lessee, its principals, employees, agents, contractors, or assigns which can be sold, transferred, mortgaged, pledged, collateralized, passed, assigned, subleased, or given out in any manner whatsoever, including proceedings of a bankruptcy, without the express prior written consent of RGGS.

43.	WAIVER OR BAR

Neither failure or failures to exercise any right of RGGS under this Lease nor any delay or delays in exercising any such right, nor any delay in giving nor any failure to give any notice to Lessee hereunder shall be deemed by Lessee or others to be a waiver of any right of RGGS hereunder or any bar to the subsequent exercise or enforcement by RGGS of any of the provisions of this Lease or any right of RGGS hereunder. Furthermore, no waiver or forgiving by RGGS, for any reason whatsoever, of any default of Lessee under this Lease shall be construed, by Lessee or others, to operate as a waiver of any other default of Lessee under this Lease or the same default of Lessee on a future occasion.

44.	ENTIRE AGREEMENT

This Lease constitutes the entire agreement between the parties hereto and supersedes, voids, and nullifies any and all other written or oral understandings or agreements between the parties hereto concerning the subject matter hereof. No modification, alteration, or amendment to this Lease shall be valid unless made in writing and duly executed by the proper parties hereto.

45.	CONFIDENTIALITY

This Lease, and the terms, conditions, provisions, and covenants hereof are personal and confidential between RGGS and Lessee, and their respective Affiliates, successors, and assigns. It is therefore understood and irrevocably agreed by Lessee that none of the aforesaid terms, conditions, provisions, and covenants shall be divulged, given out, or made public in any manner whatsoever, except by an act or order of a court of law, to any person(s), party(s), company(s), corporation(s), or organization(s) whatsoever without first obtaining the express prior written consent of RGGS, which consent may be withheld for any reason whatsoever, and whose decision in such matter shall be final and binding upon Lessee.

46.	RECORDING

This Lease, and the terms, conditions, provisions, and covenants hereof are personal and confidential between RGGS and Lessee, and their respective Affiliates, successors, and assigns. It is therefore understood and irrevocably agreed by Lessee that if Lessee desires to record this Lease with any probate court of any county in which the Premises described herein are a part, Lessee will notify RGGS, in writing, of such desire and RGGS shall within thirty (30) days, provide Lessee with a “Memorandum” of this Lease for recording purposes. The costs and efforts of recording said Memorandum of this Lease shall be solely upon Lessee.

47.	NOTICE TO PARTIES

Any notice provided for or permitted herein to be given by either party to the other party shall be conclusively deemed to have been given upon deposit thereof in United States Certified mail (return receipt requested), postage prepaid, and addressed to the parties as follows:

(1) If by RGGS to Lessee:

Mr. John Dickinson

Sugar Camp Energy, LLC

430 Harper Park Drive

Beckley, West Virginia 25801

With copy (not constituting notice) to:

Mr. Brian A. Glasser

Bailey & Glasser, LLP

209 Capitol Street

Charleston, West Virginia 25301

or to any changed address of which Lessee shall give RGGS written notice.

(2) If by Lessee to RGGS:

Mr. Daniel Clark

RGGS Lands & Minerals Ltd., L.P.

909 Fannin, Suite 2600

Houston, Texas 77010

Fax: 713-951-0191

With copy to: Mr. William F. Lawrence

RGGS Land & Minerals Ltd., L.P. 6200 E. J.

Oliver Blvd., Suite 126 Fairfield, Alabama 35064

Fax: 205-780-2827

or to any changed address of which RGGS shall give Lessee written notice.

48.	SECURITY PROTECTION

Lessee shall, not later than the date of first coal production, provide RGGS with security protection as hereinafter set forth which will guarantee to RGGS that all of Lessee’s or Lessee’s assigns’ obligations and liabilities to RGGS under this Lease shall be expeditiously kept and performed to the reasonable satisfaction of RGGS.

(a) Lessee shall provide RGGS with a standing irrevocable domestic Letter-of-Credit with a bank or banks acceptable to RGGS in an amount not less than Two Million Dollars ($2,000,000.00), including RGGS, its successors and assigns, as the sole beneficiary thereof.

(b) The form of Letter of Credit must be reasonably acceptable to RGGS, must be irrevocable as long as Lessee has Economically Mineable and Merchantable Coal remaining on the Premises, and must be immediately payable to RGGS upon demand by RGGS in the event Lessee should default on any monetary obligation to RGGS. Should RGGS withdraw any funds from the security provided by Lessee to satisfy a monetary obligation, Lessee agrees to replace the funds withdrawn within ten (10) days following receipt of written notice from RGGS that funds have been withdrawn. Each year on the anniversary of the Lease, the amount of security available in the Letter of Credit required may be adjusted upward or downward upon written notice from RGGS so that it shall equal the average of the three highest monthly royalty payments during the previous year rounded upward to the next higher Ten Thousand Dollar ($10,000) increment. Upon receiving a written notice from RGGS of an adjustment to the amount of security required, Lessee shall have Thirty (30) days to provide said adjusted security to RGGS.

49.	FIRE AND/OR FLOOD

If a fire or flood, within or coming from the Premises and starting during the time that this Lease is in effect, causes damage to RGGS, Lessee shall be solely liable and responsible for such damage and shall pay RGGS for such damage unless Lessee can prove that Lessee did not cause such damage.

50.	SEVERABILITY

If any provision of this Lease or the application thereof to RGGS or Lessee shall, for any reason and to any extent, be held. to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, but rather shall be enforced to the greater extent permitted by law.

51.	SECTION HEADINGS

The section headings contained herein are provided and inserted for convenience only and shall not be construed to affect, control, govern, limit, or restrict the meaning, content, construction, interpretation, or applicability of any section herein or provision hereof.

52.	DEFINED TERMS

Terms which are defined in this Lease shall, unless expressly limited so as to apply to particular section or sections, be deemed to have the same meaning for the entire Lease, even if defined at a point later in the Lease than first used.

53.	ACKNOWLEDGMENT

Lessee expressly acknowledges and irrevocably agrees, by its signature hereon, that Lessee has read and fully understands all of the terms, provisions, covenants, conditions, restrictions and limitations of this Lease and that Lessee has entered into this Lease of its own free will, without enticement, coercion, or duress from RGGS, its agents or employees.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed, in duplicate, by their duly authorized officers or representatives as of the day and year first above written.

RGGS LAND & MINERALS LTD., L.P.

By:	Gordy Oil Company, a Texas corporation
Its:	General Partner

By:	/s/ Russell D. Gordy
Russell D. Gordy, President

Date:	7-29-05

SUGAR CAMP ENERGY, LLC

By:	Cline Resource and Development Company
Its:	Manager

By:	/s/ John Dickenson II

Its:	Vice President

Date:	7-29-05

EXHIBIT A

LEGAL DESCRIPTION

The following described lands are in Franklin County, Illinois; all references to the Townships and Ranges are in reference to the Third Principal Meridian.

Section	Description	Acres

Group I – Lands in which RGGS owns Coal Interests Only.

TOWNSHIP 6 SOUTH, RANGE 3 EAST
12	The North-East quarter of the North-West quarter.	40.00

Subtotal Group I, Township 6 South, Range 3 East		40.00

TOTAL GROUP I		40.00

Group II – Land in which RGGS owns All Mineral Interests.
TOWNSHIP 6 SOUTH, RANGE 3 EAST

22	The North half of the North-West quarter, except that portion conveyed by Dedication of Right of Way for Public Road Purposes executed by United States Fuel Company to the State of Illinois dated January 26, 1923 and recorded as Deed Record 169 Page 220 in the Office of the County Clerk of Franklin County, Illinois concerning Bond Issue Route 143; the South half of the South-East quarter of the North-West quarter; the North-East quarter of the South-West quarter; 9.0 acres of the South-West quarter of the South-West quarter, known as Lot 1 in the Southwest Quarter of the Southwest Quarter.	149.00

24	The South-East quarter of the South-East quarter. The east 0.5 acres of that part of the South-West quarter of South-East quarter lying south of Brush Prairie Creek.	40.50

25	The East half of the North-East quarter, EXCEPT 1/2 acre for Swafford cemetery beginning at the southeast corner, thence west 34 rods for beginning, thence north 8 rods, west 10 rods, south 8 rods, east 10 rods.	79.50

Subtotal Group II, Township 6 South, Range 3 East		269.00

Section	Description	Acres

TOTAL GROUP II		269.00

Group III – Lands in which RGGS owns Surface, Coal, Oil and Gas Interests.

TOWNSHIP 5 SOUTH, RANGE 4 EAST
32	The North-West quarter of South-West quarter.	40.00

33	The west 15.00 acres of the South half of North-West quarter of South-West quarter.	15.00

Subtotal Group III, Township 5 South, Range 4 East		55.00

TOWNSHIP 6 SOUTH, RANGE 4 EAST
2	The west 16.00 acres of South-West quarter of North-East quarter; the North-West quarter; the North half of South-West quarter; the West half of South-West quarter of South-West quarter; the North-West quarter of South-East quarter.	296.30

3	The East half of the section; the West half of the North-West quarter except that part lying east of the railroad and north of the South half of the South-West quarter of the North-West quarter and 2.65 acres lying west of the railroad in the South half of the South-West quarter of the North-West quarter; the South half of the South-East quarter of North-West quarter; the South-West quarter. Less and except 13.00 acres under a railroad right of way.	503.13

4	The Southeast Quarter of Section; the Southeast Quarter of the Southwest Quarter EXCEPT the South 18rods of the West 40 rods of said Quarter-Quarter.	195.67

9	The North half of the North-East quarter; the North-East quarter of North-West quarter except North-West quarter of said quarter-quarter section.	110.00

10	The West half of North-West quarter; That part of the North-West quarter of South-West quarter lying East of the railroad and that part of the North 10 acres of the South-West quarter of South-West quarter lying East of the railroad. Less and except 15.1 acres under a railroad right of way.	94.90

Subtotal Group III, Township 6 South, Range 4 East		1,200.00
TOTAL GROUP III		1,255.00

Section	Description	Acres

Group IV – Lands in which RGGS owns Coal, Oil and Gas Interests only.
TOWNSHIP 5 SOUTH, RANGE 3 EAST
32	The East half of the East half.	160.00

33	The entire section.	640.00

34	The entire section.	640.00

35	The North half; the South-West quarter; the West half of the South-East quarter; The North-East quarter of South-East quarter except 0.75 acres beginning at a point 40 rods north of the southeast corner of the North-East quarter of South-East quarter, then west 20.25 rods, then north 6 rods, then east 20.25 rods, and south 6 rods; the South-East quarter of South-East quarter except 0.50 acre located beginning 18.556 rods west and 5.2 rods north of the South-East quarter of South-East quarter; thence west 11 3/7 rods, north 7 rods, east 11 3/7 rods, and south 7 rods.	638.75

36	The entire section.	640.00

Subtotal Group IV, Township 5 South, Range 3 East		2,718.75

TOWNSHIP 5 SOUTH, RANGE 4 EAST
25	The entire section except 0.50 acre in the South-East quarter of South-East quarter, being Lot No. 5 as shown on the plat of the Southeast Quarter of Section 25, (School house site) in Plat Record A on Page 72.	639.50

26	The entire section.	640.00

27	The entire section.	640.00

28	The entire section.	641.38

29	The North half of the section; the North half of the South-West quarter; the North half of the South-West quarter of South-West quarter; the South-East quarter of South-West quarter except a 6.00 acre square in the southwest corner of said quarter-quarter section; the South-East quarter.	614.00

31	The South half of the section; the North-West quarter; the West half of the North-East quarter; the West half of the East half of the North-East quarter.	618.81

Section	Description	Acres

32	The East half of the section; the North-West quarter except the North-East quarter of North-West quarter; the South-West quarter except the North-West quarter of South-West quarter.	560.00

33	The North half of the section except the west 15.00 acres of the North-West quarter of North-West quarter; the South half of the section except the west 15.00 acres of the South half of North-West quarter of South-West quarter.	610.00

34	The entire section.	640.00

35	The entire section.	640.00

36	The entire section except 9.20 acres in the East half of North-East quarter of North-East quarter described as follows: Begin at the southeast corner of said quarter-quarter section, then west 40 rods, north 8 rods, east 24 rods, north to north line of said quarter-quarter section, east 16 rods, south to beginning	630.80

Subtotal Group IV, Township 5 South, Range 4 East		6,874.49

TOWNSHIP 6 SOUTH, RANGE 3 EAST
1

The West half except part of the west half of North-West quarter of North-West quarter beginning 3 1/2 rods east of southwest corner and 28 rods north, then north 20 rods, east 16 1/2 rods, south 20 rods, and west 16 1/2 rods; the North half of South-East quarter; the South-East quarter of South-East quarter; the South half of North-East quarter; the North-West quarter of North-East quarter; the North-East quarter of North-East quarter except a school lot in the North-East quarter of North-East quarter beginning 17 rods south of the northeast corner; west 13 rods, south 13 rods, east 13 rods, north 13 rods.

		582.20

2	The North half; the East half of South-East quarter; the North-West quarter of South-East quarter; the East half of North-East quarter of South-West quarter; the West half of South-West quarter except the school lot in the North-West quarter of North-West quarter of South-West quarter 12 rods square in the northwest corner.	496.80

3	The entire section.	591.00

Section	Description	Acres

4	The entire section.	573.30

9	The East half of the section; the East half of the West half of the section.	480.50

10	The entire section.	640.00

11	The entire section.	640.00

12	The entire section except the North-East quarter of North-West quarter.	600.10

13	The entire section except 2.0 acres in South-West corner of South-West quarter of South-West quarter (12 rods by 16 rods).	638.00

14	The entire section.	640.00

15	The entire section.	640.00

16	The East half of the section; the East half of West half of the section; South half of South half of South-West quarter of South-West quarter.	490.00

21	The North half of the section, except that portion conveyed by Dedication of Right of Way for Public Road Purposes executed by United States Fuel Company to the State of Illinois dated January 26, 1923 and recorded as Deed 169 Page 220 in the Office of the County Clerk of Franklin County, Illinois concerning Bond Issue Route 143; the North-East quarter of South-East quarter.	358.70

22	The North-East quarter; the North half of South-East quarter; the North-West quarter of South-West quarter; the South-West quarter of North-West quarter; the North half of South-East quarter of North-West quarter.	340.00

23	The North half of the section; the North half of the South half of the section.	480.00

24	The North half of the section; the North half of the South half of the section; that part of South-West quarter of South-East quarter lying north of Brush Prairie Creek.	559.00

Section	Description	Acres

25	The West half of the North-East quarter; the East half of the North-West quarter of the South-East quarter; the East half of the South-East quarter; and a 1.62 acre strip of equal width along the east line of the South-West quarter of the South-East quarter.	181.62

Subtotal Group IV, Township 6 South, Range 3 East		8,931.32

TOWNSHIP 6 SOUTH, RANGE 4 EAST
1	The entire section.	619.50

2	The North half of North-East quarter; the South-East quarter of North-East quarter; the Southwest quarter of North-East quarter except the west 16.0 acres; the East half of South-East quarter; the South-West quarter of South-East quarter; the East half of South-West quarter of South-West quarter; the Southeast Quarter of the Southwest Quarter.	308.90

3	The North-East quarter of North-West quarter; the North half of South-East quarter of North-West quarter; that part of West half of North-West quarter lying East of Railroad and North of the South Half of the Southwest Quarter of the Northwest Quarter. 13.00 acres under a railroad right of way crossing the West half of the West half of the section. 2.65 acres lying west of the railroad in the South half of the South-West quarter of the North-West quarter.	89.75

4	The North half of the section; the North half of South-West quarter; the South-West quarter of South-West quarter; part of the South-East quarter of South-West quarter described as beginning at the Southwest corner of the Southeast Quarter of the Southwest Quarter; thence East 40 rods; thence North 18 rods; thence West 40 rods; thence South 18 rods to the point of beginning.	407.53

5	The entire section.	618.90

6	The entire section.	614.50

7	The entire section.	609.90

8	The entire section.	640.00

9	The South half of the section; the South half of North half of the section; the North-West quarter of North-West quarter; the North-West quarter of North-East quarter of North-West quarter.	530.00

Section	Description	Acres

10	The East half of the section; the East half of West half of the section; the West half of the South-West quarter except that part of the North-West quarter of South-West quarter lying East of the railroad, and except that part of the North 10 acres of the South-West quarter of South-West quarter lying East of the railroad. 15.1 acres under a railroad right of way crossing the West half of the West half of the section and lying north of the South boundary of the North 10 acres of the South-West quarter of the South-West quarter.	545.1

11	The entire section.	640.00

12	The entire section except 1.4 acres in North-West quarter of South-West quarter of South-East quarter described as beginning 1 rod south of the Northwest corner, thence East 16 rods, South 14 rods, West 16 Rods, and North 14 rods to the beginning.	638.60

13	The entire section.	640.00

14	The entire section.	640.00

15	The entire section.	640.00

16	The entire section.	640.00

17	The entire section.	640.00

18	The entire section.	623.80

19	The entire section.	631.20

20	The entire section.	640.00

21	The entire section.	640.00

22	The North half of North-West quarter; South-East quarter of North-West quarter; South-West quarter; North half of North-East quarter; Southwest quarter of South-East quarter; South-East quarter of South-East quarter except 1 acre in North-West corner beginning at the northwest corner, thence east 10 rods, thence south 16 rods, thence west 10 rods, and north 16 rods to beginning; part of South-West quarter of North-East quarter described as beginning at	547.10

Section	Description	Acres

northwest corner, east 49 rods, south 24 1/2 rods, east 11 feet, south 20 rods, west 48 1/2 rods and north 44 rods to beginning; part of South-East quarter of North-East quarter described as beginning at southeast corner, then west 660 feet, north 264 feet to stake, west 511 feet, north 739 feet to north line of quarter-quarter section, thence east 64 rods to northeast corner, and south 80 rods to beginning; North-West quarter of South-East quarter except 3 acres beginning at the northeast corner, west 30 rods, south 16 rods, east 30 rods, north 16 rods to beginning, and also except Lots 1, 2, & 3 of S. E. Dillon’s addition to Village of Akin; part of North-East quarter of South-East quarter beginning 16 rods south of northeast corner, then west 40 rods, south 16 rods, west 21 rods and 8 feet, south 16 rods, west 10 rods, south 16 rods, west 10 rods, south 16 rods 8 feet to southwest corner of quarter-quarter section, then east 80 rods to east line of section, then north to beginning; also part of North-East quarter of South-East quarter beginning 34 rods 7 feet south of northwest corner, then south 32 rods, east 10 rods, north 32 rods, and west 10 rods to beginning except a lot in northwest corner 58 feet north & south and 70 feet east & west.

23	The entire section.	640.00

24	The South half; the North-East quarter; the West half of North-West quarter.	560.00

25	The entire section.	640.00

26	The entire section.	640.00

27	The entire section.	640.00

28	The entire section except a part beginning 41 rods 10 feet north of southwest comer of South-West quarter of South-East quarter, thence east 18 rods, north 9 rods, west 18 rods, and south 9 rods to beginning; and except a part beginning at the southeast corner of South-East quarter of South-East quarter, thence west 10 rods, north 32 rods, east 10 rods and south 32 rods to beginning; and except a part beginning 32 rods north of the southeast corner of the South-East quarter of South-East quarter, then north 36 rods, west 1 rod, south 36 rods and east 1 rod to the beginning.	636.80

29	The entire section.	640.00

30	The entire section.	634.20

Subtotal Group IV, Township 6 South, Range 4 East		17,575.78

Section	Description	Acres

TOTAL GROUP IV		36,100.34

ACREAGE SUMMARY:
TOTAL GROUP I: COAL INTERESTS ONLY		40.00
TOTAL GROUP II: ALL MINERALS		269.00
TOTAL GROUP III: SURFACE, COAL, OIL AND GAS		1,255.00
TOTAL GROUP IV: COAL, OIL AND GAS		36,100.34

GRAND TOTAL OF ACREAGE OF ALL CLASSES		37,644.34

EXHIBIT B

EXHIBIT C

PRIOR AGREEMENTS

Partial list of Prior Agreements. Other Prior Agreements were tendered to Lessee pursuant to Section 3.3 of this Lease.

1. Oil and Gas Lease executed by United States Steel Corporation on August 31, 1979 to Dwight Brehm and recorded as Document No. 79-6274 in the Office of the County Clerk, Franklin County, Illinois.

2. Oil and Gas Lease executed by United States Steel Corporation on September 19, 1955 to C.E.Brehm and recorded as Document No. 13-196 in the Office of the County Clerk, Franklin County, Illinois.

3. Oil and Gas Lease executed by United States Steel Corporation on February 12, 1985 to Dwight Brehm and recorded as Document No. 85-856 in the Office of the County Clerk, Franklin County, Illinois. Lease includes partial releases dated June 29, 1967, September 14, 1967, March 27, 1984 and April 23, 1984.

4. Oil and Gas Lease executed by United States Steel Corporation on June 1, 1985 to Dwight Brehm and recorded as Document No. 85-5988 in the Office of the County Clerk, Franklin County, Illinois.

5. Oil and Gas Lease executed by United States Steel Corporation on 1/15/86, to Farrar Oil Company and recorded as Document No. 86-528 in the Office of the County Clerk, Franklin County, Illinois. Amended 11/25/86 by Document No. 86-7578 to add another 5 Acres.

6. Oil and Gas Lease executed by United States Steel Corporation on December 30, 1982 to John D. Schofield and recorded as Document No. 83-2539 in the Office of the County Clerk, Franklin County, Illinois.

7. Oil and Gas Lease executed by United States Steel Corporation on June 30, 1982 to Inland Energy Corporation and recorded as Document No. 83-2746 in the Office of the County Clerk, Franklin County, Illinois. Lease assigned to Farrar Oil Company and consented to by USX as shown by Document No. 83-889. Includes First Amendment dated August 6, 1982, Assignment to Farrar Oil Company dated November 3, 1982, Second Amendment dated July 25, 1983, Third Amendment dated July 9, 1984, and further Assignment to Continental Resources of Illinois dated May 1, 2001.

8. Oil and Gas Lease executed by USX Corporation on September 29, 1987 to Wilbanks Exploration, Inc. And recorded as Document No. 87-6053 in the Office of the County Clerk of Franklin County, Illinois. Lease is released, option to lease contained therein is not shown released, but by its own terms has expired.

9. Oil and Gas Lease in favor of Farrar Oil Company filed as Document 85-7365 in the Office of the County Clerk of Franklin County, Illinois. Release dated December 29, 1986 and shown as Document No. 87-0102 states that it is releasing property from the lease at 85-7365, but describes the wrong property.

10. Memorandum of Oil and Gas Lease executed by USX Corporation on June 1, 1997 to Wilbanks Exploration, Inc. and recorded as Document No. 97-5683 in the Office of the County Clerk of Franklin County, Illinois, together with related Agreement dated June 5, 1997 recorded as Document 97-5346.

11. Oil and Gas Lease executed by USX Corporation on February 1, 1989 to Robert C. Herr III and recorded as Document No. 89-4892 in the Office of the County Clerk of Franklin County, Illinois.

12. Oil and Gas Lease executed by United States Steel Corporation on October 21, 1963 to Illinois Basin Oil Association, Inc. and recorded in Oil and Gas Lease Record 32 Page 258 in the Office of the County Clerk, Franklin County, Illinois.

13. Oil and Gas Lease executed by United States Steel Corporation on September 1, 1954 to Aurora Gasoline Company and recorded in Oil and Gas Lease Record 10 Page 363 in the Office of the County Clerk of Franklin County, Illinois. (Remaining active is part of NENE-32-5-3 and NWNW of 33-5-3 above the base of the McCloskey formation)

14. Oil and Gas Lease executed by United States Steel Corporation on October 5, 1956 to Gulf Refining Company and recorded in Oil and Gas Lease Record 16 Page 348 in the Office of the County Clerk of Franklin County, Illinois.

15. Oil and Gas Lease executed by United States Coal and Coke Company on January 18, 1943 to Ohio Oil Company recorded in Oil and Gas Record N at page 253 in the County Clerk’s Office of Franklin County, Illinois. (NENE 13-6-3 unreleased) 7/8 working interest assigned to Fred DeMier Jr. as shown at Oil and Gas Lease Record Q page 347.

16. Oil and Gas Lease executed by United States Steel Corporation on April 1, 1985 to Marathon Oil Company recorded as Document No. 85-5566 in the Office of the County Clerk of Franklin County, Illinois.

17. Oil and Gas-Lease executed by United States Steel Corporation on December 18, 1961 to Texaco, Inc. recorded in Oil and Gas Lease Record 29 Page 52 in the Office of the County Clerk of Franklin County, Illinois. Release at specifies 129 Page 52 and partially releases the Lease.

18. Memorandum of Lease executed by USX Corporation to DeMier Oil Company dated August 5, 1992 and recorded as Document No. 92-4712 in the Office of the County Clerk of Franklin County, Illinois.

19. Memorandum of Lease executed by USX Corporation to DeMier Oil Company dated August 24, 1995 and recorded as Document No. 95-5672 in the Office of the County Clerk of Franklin County, Illinois.

20. Oil and Gas Lease executed by USX Corporation to George S. DeMier dated August 7, 1987 and recorded as Document No. 87-4729 in the Office of the County Clerk of Franklin County, Illinois.

21. Memorandum of Option to Lease executed by USX Corporation to DeMier Oil Company dated August 28.1991 and recorded as Document No. 91-5734 in the Office of the County Clerk of Franklin County, Illinois.

22. Oil and Gas Lease executed by United States Steel Corporation on March 31, 1985 to George S. DeMier recorded as Document No. 85-2745 in the Office of the County Clerk of Franklin County, Illinois. Includes First Amendment dated September 30, 1985, Second Amendment dated November 12, 1985, Third Amendment dated October 6, 1986, Fourth Amendment dated June 12, 1987, Fifth Amendment dated September 20, 1987,

23. Agreement between United States Steel Corporation and George S. DeMier dated March 25, 1985 regarding plugging of oil and gas wells.

24. Oil and Gas Lease between USX Corporation and DeMier Oil Company dated April 28,1992 for portions of Sections 7, 17 and 18 of Township 6 South, Range 4 East.

25. Oil and Gas Lease executed by United States Coal and Coke Company to Walter Duncan and recorded as Oil and Gas Record 4 Page 1 in the Office of the County Clerk of Franklin County, Illinois.

26. Memorandum of Oil and Gas Lease executed by USX Corporation to Van Fossan Oil Corporation on April 30, 1998 and recorded May 19, 1998 as Document No. 98-3417 in the Office of the County Clerk of Franklin County, Illinois.

27. Coal Seam Gas Lease between USX Corporation and DeMier Oil Company dated September 13, 1999 recorded September 14, 1999 as Document No. 1999-6161 and assigned to Redwine Resources on Feb. 27, 2003.

29. Farm Lease between USX Corporation and Cyrus Webb dated January 1, 1987.

30. Farm Lease between USX Corporation and Morris Clark dated January 1, 1987.

31. Farm Lease between USX Corporation and Ivan Randall dated January 1, 1987

32. Farm Lease between RGGS Land & Minerals Ltd., LP and Michael Kearney (unsigned but active).

EXHIBIT D

LIST OF HAZARDOUS MATERIALS NECESSARY FOR OPERATIONS

Hydrocarbons:

•	No. 2 Diesel Fuel

•	Hydraulic Oil

•	Motor Oil

•	Emulsion Oil

•	Antifreeze

•	Parts Cleaner Solvents

Preparation Chemicals:

•	Alum

•	Sulfuric Acid

•	Caustic Soda

•	Cationic Flocculants

•	Anionic Flocculants

•	Water clarifier

•	Freezeproofing

•	Encrusting Agent

•	Frother

ATTACHMENT “I”

INSURANCE

Buyer shall procure and maintain, at its own expense, and shall require its Contractor(s), if any, to procure and maintain for the duration hereunder the insurance coverage meeting or exceeding the requirements set forth below:

1. Minimum Scope of Insurance – Coverage shall be at least as broad as the following:

A. Commercial General Liability Insurance: Shall be written on ISO occurrence form CG 00 01 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and liability assumed under an insured contract (including the tort liability of another assumed in a business contract). If a 1973 edition ISO form must be used by the insurer, the broad form comprehensive general liability (BFCGL) endorsement shall be included. Additionally, the policy shall not contain a sunset provision, commutation clause or any other provision which would prohibit the reporting of a claim and the subsequent defense and indemnity that would normally be provided by the policy. The policy of insurance shall contain or be endorsed to include the following:

(i)	Premises/Operations;

(ii)	Products/Completed Operations;

(iii)	Contractual;

(iv)	Independent Contractors;

(v)	Broad form property damage;

(vi)	Personal Injury;

(vii)	Cross liability/severability of interest;

(viii)	The policy shall be endorsed using ISO form CG 20 10 11 85 (or a substitute form providing equivalent coverage) so as to include United States Steel Corporation (hereinafter “RGGS”), and its Affiliates, including all units, divisions and subsidiaries as Additional Insureds on a Primary and Non-contributory basis. The coverage shall contain no special limitations on the scope of protection afforded to said Additional Insured.

(ix)	Waiver of subrogation shall be provided to the benefit of all Additional Insureds, as aforesaid.

(x)	No XCU (explosion, collapse, underground) exclusion.

(xi)	For any claims related herein, the Buyer’s and/or its Contractor’s insurance shall be primary and non-contributory respecting the aforesaid Additional Insureds. Any insurance or self-insurance maintained by RGGS shall be in excess of the Buyer’s and/or Contractor’s insurance and shall not contribute with it.

(xii)	The policy shall not contain any provision, definition, or endorsement which would serve to eliminate third-party action over claims.

(xiii)	Self-funded, or other non-risk transfer insurance mechanisms are not acceptable to RGGS. If the Buyer has such a program, full disclosure must be made to RGGS prior to any consideration being given.

B. Automobile Liability Insurance: As specified by ISO form number CA 0001, Symbol I (any auto), with an MCS 90 endorsement and a CA 99 48 endorsement attached if hazardous materials or waste are to be transported. This policy shall be endorsed to include RGGS, its Affiliates, including all units, divisions and subsidiaries as Additional Insureds, and to include waiver of subrogation to the benefit of all Additional Insureds, as aforesaid.

C. Workers’ Compensation Insurance: As required by the State or Commonwealth in which work is being done, and in accordance with any applicable Federal laws, including Employer’s Liability Insurance and/or Stop Gap Liability coverage as per below limits. Where not otherwise prohibited by law, this policy shall be endorsed to include waiver of subrogation to the benefit of RGGS, its Affiliates, including all units, divisions and subsidiaries

D. Employer’s Liability and/or Stop Gap Liability Coverage: Coverages per accident, disease-policy limit, and disease each employee.

E. Environmental Impairment Insurance Covering damage to the environment, both sudden and non-sudden, caused by the emission, disposal, release, seepage, or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquid or gases, waste materials or other irritants, contaminants or pollutants, into or upon land, the atmosphere or any water course or body of water; or the generation of odor, noises, vibrations, light, electricity, radiation, changes in temperature, or any other sensory phenomena. Such insurance shall contain or be endorsed to include:

(i) Property damage, including loss of use, injury to or destruction of property;

(ii)	Cleanup costs which shall include operations designed to analyze, monitor, remove, remedy, neutralize, or clean up any released or escaped substance which has caused environmental impairment or could cause environmental impairment if not removed, neutralized or cleaned up.

(iii)	Personal injury, which shall include bodily injury, sickness, disease, mental anguish, shock or disability sustained by any person, including death resulting therefrom.

(iv)	RGGS, its Affiliates, including all units, divisions and subsidiaries as Additional Insureds, on a primary and non-contributory basis.

(v)	Waiver of Subrogation in favor of RGGS, its Affiliates, including all units, divisions and subsidiaries.

If the Environmental Impairment Insurance is on a claims-made form, Buyer and its Contractor(s) shall maintain continuous coverage or exercise on an extended discovery period for a period of no less than five (5) years from the time that the work hereunder has been completed.

2. Minimum Limits of Insurance – Buyer and its Contractor(s) shall maintain limits no less than:

A. Commercial General Liability: Including Umbrella Liability Insurance, if necessary, limits shall be not less than $2,000,000 each occurrence for bodily injury and property damage; $2,000,000 each occurrence and aggregate for products and completed operations; $20,000,000 general aggregate. The limits and coverage requirements may be revised at the option of RGGS, except if the parties agree otherwise.

B. Automobile Liability Insurance: Including Umbrella Liability Insurance, if necessary, limits shall be not less than $2,000,000 per accident for bodily injury and property damage, $5,000,000 if hazardous materials or substances are to be transported.

C. Workers’ Compensation: As required by the State or Commonwealth in which the work will be performed, and as required by any applicable Federal laws.

D. Employer’s Liability and/or Stop Gap Liability Coverage: $1,000,000 per accident, $1,000,000 disease-policy limit, and $1,000,000 disease each employee. (May include Umbrella coverage.)

E. Environmental Impairment Insurance: $5,000,000 combined single limit per loss, except if the parties agree otherwise.

3. Deductibles and Self-Insured Retentions – All insurance coverage carried by Buyer and its Contractor(s) shall extend to and protect RGGS, its Affiliates, including all units, divisions and subsidiaries to the full amount of such coverage, and all deductibles and/or self-insured retentions (if any), including those relating to defense costs, are the sole responsibility of Buyer and its Contractor(s).

4. Rating of Insurer – The Buyer and its Contractor(s) will only use insurance companies acceptable to RGGS and authorized to do business in the state or area in which the work hereunder is to be performed. Insurers must have a minimum rating of A-, Class VII as evaluated by the most current A.M. Best rating guide. If the insurer has a rating less than an A-, Class VII, the Contractor must receive specific written approval from RGGS prior to proceeding.

5. Other Insurance Provisions

A. Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, canceled by either party, reduced in coverage or in limits except after sixty (60) days prior written notice by United States first class certified mail, return receipt requested, has been given to RGGS.

B. These insurance provisions are intended to be a separate and distinct obligation on the part of the Buyer. Therefore, these provisions shall be enforceable and Buyer and/or Contractor(s) shall be bound thereby regardless of whether or not indemnity provisions are determined to be enforceable in the jurisdiction in which the work covered hereunder is performed.

C. The above-described insurance coverage to be provided by Buyer and/or its Contractor(s) hereunder will extend coverage to all work or services performed hereunder.

D. The obligation of the Buyer and its Contractor(s) to provide the insurance herein above specified shall not limit in any way the liability or obligations assumed by the Buyer and its Contractor(s) hereunder.

E. In the event Buyer and its Contractor(s), or its insurance carrier defaults on any obligations hereunder, Buyer and its Contractor(s) agree that they will be liable for all reasonable expenses and attorneys’ fees incurred by RGGS to enforce the provisions hereunder.

6. Evidence of Coverage

A. Buyer and its Contractor(s) shall furnish RGGS with copies of the endorsements affecting the coverage required by this specification. Additionally, prior to the commencement of any work or services on RGGS’ Premises, Buyer and its Contractor(s) and all subcontractors, if any, shall furnish to RGGS satisfactory Certificates of Insurance evidencing full compliance with the requirements herein. The Certificates of Insurance must show that the required insurance is in force, the amount of the carrier’s liability there under, and must further provide that RGGS will be given sixty (60) days advance written notice of any cancellation of coverage or deletion of the certificate holder herein as an Additional Insured under the policies.

B. All Certificates of Insurance shall be in form and content acceptable to RGGS and shall be submitted to RGGS in a timely manner so as to confirm Buyer and its Contractor(s) full compliance with the stated insurance requirements hereunder.

C. Any failure on the part of RGGS to pursue or obtain the Certificates of Insurance required hereunder from Buyer and its Contractor(s) and/or the failure of RGGS to point out any non-compliance of such Certificates of Insurance shall not constitute a waiver of any of the insurance requirements hereunder, nor relieve Buyer or its Contractor(s) of any of its obligations or liabilities hereunder. Moreover, acceptance by RGGS of insurance submitted by the Buyer and its Contractors does not relieve or decrease in any manner the liability of the Buyer and its Contractor(s) for performance hereunder. The Buyer and its Contractor(s) are responsible for any losses, claims, and/or costs of any kind which their insurance does not cover.

7. Subcontractors – Contractor(s) shall be responsible to obtain separate certificates from each subcontractor. All coverages for subcontractors shall be subject to all of the requirements stated herein.